Exhibit 10.18

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

LIMITED LIABILITY COMPANY AGREEMENT

of

TZRC LLC

TABLE OF CONTENTS

SCHEDULE 1 MEMBERS SCHEDULE

EXHIBIT A CRYPTOCURRENCY POLICY

EXHIBIT B INITIAL PROPERTY MANAGEMENT AGREEMENT

EXHIBIT C FORM OF PROMISSORY NOTE

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of TZRC LLC, a Delaware limited liability company (the “Company”), is entered into as of November 24, 2021 (the “Effective Date”) by and among DCRBN Ventures Development & Acquisition, LLC, a Delaware limited liability company, (“DCRBN Member”), and COMPUTE NORTH MEMBER LLC, a Delaware limited liability company (the “CN Member”).

RECITALS

WHEREAS, DCRBN Member and CN Member have each authorized the execution of a Certificate of Formation of the Company (the “Certificate of Formation”) and the filing thereof with the Secretary of State of the State of Delaware (“Secretary of State”) for the purpose of forming the Company as a limited liability company pursuant to and in accordance with the Delaware Act; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Accounting Principles” means GAAP as consistently applied.

“Additional Capital Contribution” has the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)              crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)              debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate” does not, when used with respect to a Member, include the Company or any Subsidiary of the Company. For the avoidance of doubt, NextEra Energy Partners, LP (and each of its Subsidiaries) shall be deemed an Affiliate of DCRBN Member.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Alternative Consideration” has the meaning set forth in Section 9.04(j)(ii).

“Assigned Customer Agreement” means the portion of any Master Customer Agreement (as defined in the Property Management Agreement) assigned to and accepted by the Company or its Subsidiary.

“Available Cash” means, as of any date, cash that is available in the accounts of the Company, less any amounts specified in the Budget, or that the Board determines are necessary, to meet current or reasonably foreseeable Company obligations, liabilities or expenditures, including debt repayment, operating expenses, general working capital, permitted costs and expenses and such other reserves of capital as specified in the Budget or as otherwise determined by the Board.

“Bankrupt” or “Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of ninety (90) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“Board” has the meaning set forth in Section 7.01(a).

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year (or portion thereof), the Company’s depreciation, amortization or other cost recovery deductions determined for U.S. federal income tax purposes, except that (i) with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Book Depreciation for such Fiscal Year (or portion thereof) shall be the amount of book basis recovered for such Fiscal Year (or portion thereof) under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (ii) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by unanimous consent of the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)             the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)             immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)             the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i)                the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)              the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for all or a part of such Member’s Membership Interest;

(iii)             the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)             in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and

(v)              the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

provided, that adjustments pursuant to clauses (i), (ii), (iv) and (v) above need not be made if the Board determines, by unanimous consent, that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)              the Book Value of Company assets shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) as described in paragraph (f) of the definition of Net Income and Net Loss or in Section 5.02(f); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d);

(e)              if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Loss; and

(f)              if any non-compensatory options are outstanding upon the occurrence of an event described in paragraph (c) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Budget” has the meaning set forth in Section 7.11(a).

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Business Opportunity” means an opportunity to enter into a joint venture to develop, invest, construct, finance, or operate data centers to host crypto mining activities that will be located behind-the-meter at wind or solar generation projects.

“Business Opportunity Waiver” has the meaning set forth in Section 7.12(b).

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Call Notice” has the meaning set forth in Section 3.02(a).

“Capital Contribution” means, for any Member, the total amount of cash and the gross Fair Market Value of any other property contributed to the Company by such Member.

“Capital Contribution Cap” means, with respect to any Member in any Fiscal Year, such Member’s pro rata share (based upon such Member’s Percentage Interest) of the aggregate amount of Capital Contributions contemplated to be made by the Members in the Budget for such Fiscal Year.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” means the occurrence of any one of the following events with respect to a Member or any direct or indirect owner of a majority of the ownership interests in a Member: (a) a Transfer of a majority of the ownership interests in a Member or such owner; (b) any consolidation, merger or division of a Member or such owner in which such Member or such owner, as the case may be, is not the continuing or surviving entity; or (c) a sale or conveyance of any direct or indirect ownership interest in a Member following which the Parent is no longer the direct or indirect owner of at least fifty percent (50%) of the ownership interests of the corresponding Member, provided, however, that a Change of Control shall not be deemed to have occurred as a result of a Permitted Transfer.

“CN Member” has the meaning set forth in the preamble.

“CN Member Manager” has the meaning set forth in Section 7.02(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 3.02(b)(i)(F).

“Company” has the meaning set forth in the preamble, as interpreted in accordance with Section 2.09.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Consideration Period” has the meaning set forth in Section 9.04(c).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Covered Person” has the meaning set forth in Section 8.01(a).

“Cryptocurrency” means Bitcoin or other digital currency as approved by the Board.

“DCRBN Member” has the meaning set forth in the preamble.

“DCRBN Member Manager” has the meaning set forth in Section 7.02(a)(i).

“DCRBN Member PPA” means a power purchase agreement executed by and between the Company (or its Subsidiary) and an Affiliate of DCRBN Member for the purchase by the Company (or its Subsidiary) and supply of renewable power for one or more Projects.

“DCRBN Member SFA” means a shared facilities agreement for the use of certain interconnection facilities executed by and between Company (or its Subsidiary) and the owner of the applicable behind-the-meter at wind or solar generation projects.

“DCRBN Member Site Lease” means a lease or sublease agreement executed by and between the Company (or its Subsidiary) for the lease or sublease by the Company (or its Subsidiary) of real property on which one or more Projects is located.

“Deadlock” has the meaning set forth in Section 7.08(b)(i).

“Defaulting Member” means (i) a Member, solely in its capacity as a “Member” hereunder, that has breached any material covenant, representation, warranty, duty or obligation under this Agreement and such breach, if subject to cure, remains uncured for thirty (30) days after written notice of such breach to such Member; (ii) a Member that has, or whose Affiliate has, breached a Property Management Agreement and (a) such breach has resulted in the termination of such Property Management Agreement and (b) such breach was the result of such Person’s fraud, gross negligence or willful misconduct or (iii) a Member that has, or whose Affiliate has, breached a DCRBN Member Site Lease, a DCRBN Member PPA or a DCRBN Member SFA and (a) such breach has resulted in the termination of such a DCRBN Member Site Lease, DCRBN Member PPA or DCRBN Member SFA and (b) such breach was the result of such Person’s fraud, gross negligence or willful misconduct.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

“Dissolution Option” has the meaning set forth in Section 12.07(a).

“Dissolution Option Election Period” has the meaning set forth in Section 12.07(a).

“Dissolution Option Exercise Notice” has the meaning set forth in Section 12.07(b).

“Dissolution Option Outside Closing Date” has the meaning set forth in Section 12.07(c).

“Divestment Percentage” has the meaning set forth in Section 9.04(b).

“Effective Date” has the meaning set forth in the preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Encumber” means pledge, encumber, hypothecate, collaterally assign or permit a security interest to be created in or perfected against the Membership Interests of a Member; and the term “Encumbrance” shall have a correlative meaning.

“Executives” has the meaning set forth in Section 7.08(b)(ii).

“Event of Dissolution” has the meaning set forth in Section 12.01.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of thirty (30) days), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by unanimous agreement of the Members or, if the Members are unable to agree on a firm within a 10-day period, Duff & Phelps or its successor. The determination of such firm shall be final, conclusive and binding and the fees and expenses of such valuation firm shall be borne equally by the Members.

“Financing” means loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, pledge agreements, swap agreements, letters of credit, back leverage loan documentation and other documents evidencing, securing or otherwise relating to the development, bridge, tax equity, construction or permanent debt or equity financing or other extension(s) of credit, including any credit enhancement, credit support, swaps, caps, floors, collars, hedging agreements, working capital financing, letter of credit facilities or refinancing documents and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time by a Member or an Affiliate thereof, the Company or a Subsidiary thereof. Financings shall not include Member Loans.

“First Priority Covenant” has the meaning set forth in Section 3.02(b)(i)(G).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means the generally accepted accounting principles in effect from time to time in the United States of America.

“GAAP Book Value” has the meaning set forth in Section 7.17(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Party” has the meaning set forth in Section 3.02(b)(i)(N).

“Initial Budget” has the meaning set forth in Section 7.11(b).

“Initial Capital Contribution” has the meaning set forth in Section 3.01(a).

“Initial Members” means DCRBN Member and CN Member.

“Initial Negotiation Period” has the meaning set forth in Section 7.08(b)(i).

“Initial Operator” has the meaning set forth in Section 7.01(b).

“Initial Project Company” means the Delaware limted liability company to be formed by the Company and designated as the Initial Project Company in connection with the approval of the Initial Budget.

“Initial Property Management Agreement” means the Modular Data Center Property Management Agreement, to be entered into in connection with the Initial Budget between the Initial Project Company and Initial Operator. A form of the Initial Property Management Agreement is attached hereto as Exhibit B.

“Interest” has the meaning set forth in Section 9.04(a).

“Interest Rate” means, unless otherwise set forth in a Promissory Note with respect to a Member Loan, a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) twelve percent (12.0%) per annum, and (b) the Maximum Rate.

“Laws” means applicable (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) consents or approvals of any Governmental Authority; and (c) orders, decisions, advisory or interpretative opinions, injunctions, judgments, writs, awards, decrees of, or agreements with, any Governmental Authority.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Lockout Period” means a period of thirty-six (36) months following the filing of the Certificate of Formation with the Secretary of State.

“Losses” has the meaning set forth in Section 8.03(a).

“Manager” has the meaning set forth in Section 7.01(a).

“Managers Schedule” has the meaning set forth in Section 7.03(d).

“Maximum Rate” means maximum rate of non-usurious interest permitted by Law.

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Loan” has the meaning set forth in Section 3.02(b)(i).

“Member Loan Event of Default” has the meaning set forth in Section 3.02(b)(i)(K).

“Member Loan Interest Payment Date” means the last Business Day of each month and the Member Loan Maturity Date; provided, however, that with respect to the initial Member Loan, the first such Member Loan Interest Payment Date with respect thereto shall be the date that is six (6) months after the date such Member Loan was advanced.

“Member Loan Maturity Date” means, with respect to each Member Loan, the first to occur of (a) unless otherwise set forth in the applicable Promissory Note, the date that is one (1) year from the date of such Member Loan, with the earliest such date being the applicable date for this clause (a); (b) the date of any Event of Dissolution; and (c) if the Non-Contributing Member is the CN Member, the date of the closing of any transaction contemplated by Section 7.17 or Section 12.07.

“Member Loan Secured Obligations” means all of the present and future obligations of the Non-Contributing Member arising from, or owing under or pursuant to, Member Loans, including principal and interest (including any interest that accrues after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), obligations (including indemnification obligations), expenses (including any such expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), and irrespective of whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and other amounts that the Non-Contributing Member is required to pay or reimburse by Law or otherwise in connection with the Member Loans.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right to (a) its distributive share of Net Income, Net Loss and other items of income, gain, loss and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)             any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)              any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)              any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)              in lieu of any items of depreciation, amortization and other cost recovery deductions with respect to Company property taken into account in computing such taxable income or taxable loss, there shall be taken into account Book Depreciation;

(e)              if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss;

(f)              to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account in the computation of such taxable income or taxable loss; and

(g)             items that are allocated among the Members pursuant to Section 5.02 shall be subtracted from such taxable income or loss.

“Non-Contributed Amount” has the meaning set forth in Section 3.02(b).

“Non-Contributing Member” has the meaning set forth in Section 3.02(b).

“Non-Contribution Event” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.09.

“Operator” means any such Person designated by the Board to operate one or more Projects and which has accepted such designation by the execution of a Property Management Agreement, in each case as more particularly described in Section 7.01(b). As set forth in Section 7.01(b), subject to execution of the Initial Property Management Agreement, the Board appoints the CN Member as the Initial Operator.

“Other Member” has the meaning set forth in Section 9.04(a).

“Parent” means, with respect to DCRBN Member, ESI Energy, LLC, and with respect to CN Member, Compute North Holdings, Inc.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule 1 hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means any of the following:

(a)              a Transfer to a Member’s Affiliate, including by way of any corporate reorganization, merger, combination or similar transaction or transfer of assets or ownership interests of such Member and/or its Affiliates; or

(b)              a Change of Control of either Member’s Parent.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, business trust, partnership, agency, Governmental Authority, unincorporated organization, trust, association or other entity.

“Principal Company” means TZRC LLC, without regard to Section 2.09 and, therefore, excluding any Subsidiary thereof.

“Project” has the meaning set forth in Section 2.05(a).

“Project Assets” means all right, title and interest with respect to a Project in such Project’s physical assets, buildings, improvements, fixtures, foundations and related rights of any kind, whether tangible or intangible, real, personal or mixed, including modular containers, transformers, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, rights under or pursuant to all warranties, representations and guarantees.

“Project Budget” has the meaning set forth in Section 7.11(a).

“Promissory Note” means a promissory note, in form and substance satisfactory to the Contributing Member and the Non-Contributing Member, executed by the Non-Contributing Member in favor of the Contributing Member that evidences a Member Loan, including the promissory note in the form attached hereto as Exhibit C, which shall evidence the initial Member Loan made by the Contributing Member to the Non-Contributing Member.

“Property Management Agreement” means a property management agreement executed by and between the Company (or its Subsidiary) and a Person designated to be the Operator by the Board in accordance with this Agreement.

“Proposed Terms” has the meaning set forth in Section 9.04(c).

“Proposed Transferee” has the meaning set forth in Section 9.04(f).

“Purchase Option” has the meaning set forth in Section 7.17(a).

“Purchase Option Election Period” has the meaning set forth in Section 7.17(a).

“Purchase Option Exercise Notice” has the meaning set forth in Section 7.17(b).

“Purchase Option Outside Closing Date” has the meaning set forth in Section 7.17(c).

“Purchase Option Price” has the meaning set forth in Section 7.17(a).

“Purchase Option Trigger Event” means (a) the termination of any of the DCRBN Member Site Lease, the DCRBN Member PPA, the DCRBN Member SFA or the Property Management Agreement or (b) the expiration of any of the DCRBN Member Site Lease, the DCRBN Member PPA, the DCRBN Member SFA or the Property Management Agreement.

“Qualifying Renewable PPA” means any purchase and sale agreement for the supply of renewable energy from a solar or wind generation facility to a crypto mining or high-latency data center.

“Qualifying Renewable PPA Bid” has the meaning set forth in Section 7.12(c).

“Qualifying Renewable PPA Notice” has the meaning set forth in Section 7.12(c).

“Referral Date” has the meaning set forth in Section 7.08(b)(ii).

“Regulatory Allocations” has the meaning set forth in Section 5.02(h).

“Related-Party Agreement” means any agreement, arrangement, transaction or understanding between the Company or its Subsidiary and any Member, any Affiliate of a Member or any officer or employee thereof.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reserved Matter” has the meaning set forth in Section 7.08(a).

“Restricted Period” means a period of twenty-four (24) months following the Effective Date hereof; provided that the Restricted Period shall terminate if at any time DCRBN Member’s Parent or its Affiliate ceases to directly or indirectly own and control 100% of the ownership interests in DCRBN Member.

“ROFO” has the meaning set forth in Section 9.04(a).

“ROFO Acceptance” has the meaning set forth in Section 9.04(c).

“ROFO Closing Deadline” has the meaning set forth in Section 9.04(d).

“ROFO Offer” has the meaning set forth in Section 9.04(b).

“ROFO Price” has the meaning set forth in Section 9.04(b).

“ROFO Terms” has the meaning set forth in Section 9.04(e).

“Sale Notice” has the meaning set forth in Section 9.04(g).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Selling Member” has the meaning set forth in Section 9.04(a).

“Subsequent Lockout Period” has the meaning set forth in Section 9.04(e).

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, unlimited liability company, limited liability company or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tag-Along Consideration” has the meaning set forth in Section 9.04(g)(iv).

“Tag-Along Interest” has the meaning set forth in Section 9.04(h)(ii).

“Tag-Along Member” has the meaning set forth in Section 9.04(h)(i).

“Tag-Along Notice” has the meaning set forth in 9.04(h)(ii).

“Tag-Along Offer” has the meaning set forth in Section 9.04(h)(iii).

“Tag-Along Period” has the meaning set forth in Section 9.04(h)(ii).

“Tag-Along Portion” has the meaning set forth in Section 9.04(h)(i).

“Tag-Along Rights” has the meaning set forth in Section 9.04(g).

“Tag-Along Sale” has the meaning set forth in Section 9.04(g).

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Term” has the meaning set forth in Section 2.06.

“Third-Party Debt” means any indebtedness for borrowed money.

“Transfer” means to, directly or indirectly, sell, transfer, assign or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person, including a Change of Control; provided that, notwithstanding anything to the contrary herein, the creation of an Encumbrance permitted hereby shall not be deemed a “Transfer”. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unrestricted Sale Period” has the meaning set forth in Section 9.04(e).

“Withholding Advances” has the meaning set forth in Section 6.02(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01 Formation.

(a)              The Company was formed on November 24, 2021, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b)              This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “TZRC LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at 7575 Corporate Way, Eden Prairie, MN 55344, or such other place as may from time to time be determined by the Board.

Section 2.04 Registered Office; Registered Agent.

(a)              The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and applicable Laws.

(b)              The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and applicable Laws.

Section 2.05 Purpose; Powers.

(a)              The purpose of the Company is to engage in (i) developing, constructing, installing, owning, financing, renting and operating one or more modular data centers (each, a “Project”) located on or near renewable power sources for high latency applications including cryptocurrency mining, (ii) providing hosting services to Persons engaged in high latency applications, including cryptocurrency mining (together with (i), the “Business”) and (iii) any and all lawful activities necessary or incidental to the foregoing.

(b)              The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Operator shall, to the extent required by applicable Law, cause the Company to comply with all requirements necessary to qualify to do business in that jurisdiction. At the request of the Operator, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign entity in all jurisdictions in in which the Company may conduct business.

Section 2.08 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in Section 11.03.

Section 2.09 Subsidiaries. As determined by the Board, the Company shall form a new Subsidiary to own and operate each new Project, and each Subsidiary will enter into a Property Management Agreement, DCRBN Member PPA, DCRBN Member Site Lease and, if applicable, DCRBN Member SFA with respect to its Project. To the extent the Projects are so held or the Business is otherwise carried out through Subsidiaries of the Company, references herein to the Company or the Board causing or directing any action under a Property Management Agreement, DCRBN Member PPA, DCRBN Member Site Lease or DCRBN Member SFA, or with any party thereto, or otherwise with respect to a Project, shall be deemed to refer to the Company causing (or the Board causing the Company to cause), in its capacity as the member, partner, manager, shareholder or other equity owner of such Subsidiary, such action to be taken by and in the name of such Subsidiary. It is the intent of the Members that insofar as there is a conflict between the rights and obligations of any Person under this Agreement (including the Members, Managers, Officers or any other party who has rights under this Agreement) and the organizational documents of any Subsidiary of the Company, this Agreement shall control. Any action to be taken, or decision to be made, by any Subsidiary of the Company shall be subject to the same rights and limitations granted and imposed on the Company, Members, Managers and Officers under this Agreement as if such action were taken or decision made by the Company, Members, Manager or Officers (as applicable). Nothing in this Section 2.09 shall cause or be deemed to imply that the Company is responsible for any obligations or liabilities of any Subsidiary.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Initial Capital Contributions.

(a)              Contemporaneously with the execution of this Agreement, each Initial Member has made an initial Capital Contribution (each, an “Initial Capital Contribution”) and is deemed to own a Membership Interest in the amount set forth opposite such Member’s name on Schedule 1 hereto.

(b)             The Board shall update (or cause to be updated) Schedule 1 hereto and the Company’s records upon the Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, or as otherwise required by the terms hereof.

Section 3.02 Additional Capital Contributions.

(a)              In addition to their Initial Capital Contributions, the Members shall make additional Capital Contributions in cash in proportion to their respective Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pursue the Business (such additional Capital Contributions, the “Additional Capital Contributions”); provided that no Member shall have any obligation to make an Additional Capital Contribution in any Fiscal Year in excess of such Member’s Capital Contribution Cap for such Fiscal Year. Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions (the “Capital Call Notice”), which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest) and (iv) the date (which date shall not be less than ten (10) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b)              If any Member fails to make, by 3:00 p.m. Eastern Time on the date on which any such Additional Capital Contribution shall be required to be made, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution (the “Non-Contributed Amount”), such Member shall be deemed to be a “Non-Contributing Member” and such Member’s failure to provide the Additional Capital Contribution shall constitute a “Non-Contribution Event”. If a Non-Contribution Event occurs, a Member that is not a Non-Contributing Member (such Member, a “Contributing Member”) shall be entitled, but not obligated, to pursue any of the following options:

(i)             advance the Non-Contributed Amount to the Company on behalf of, and as a loan by the Contributing Member to, the Non-Contributing Member (each such loan, a “Member Loan”) as hereinafter set forth, in each case, unless otherwise agreed in a Promissory Note.

(A)              If the Contributing Member elects to make a Member Loan, (1) such loan shall be funded by the Contributing Member, on behalf of the Non-Contributing Member, directly to the Company, (2) the Capital Account of the Non-Contributing Member shall be credited by an amount equal to the Non-Contributed Amount so advanced by the Contributing Member to the Company, and (3) the Non-Contributed Amount so advanced by the Contributing Member to the Company shall constitute a debt owed by the Non-Contributing Member to the Contributing Member on the terms set forth herein and in any other documentation entered into among the Non-Contributing Member and the Contributing Member with respect thereto.

(B)              The Member Loans shall be evidenced by one or more accounts or records maintained by the Contributing Member in the ordinary course of business and shall be conclusive absent manifest error of the amount of the Member Loans made and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Non-Contributing Member to pay any amount owing thereon. Upon the request of the Contributing Member, the Non-Contributing Member shall promptly execute and deliver to the Contributing Member a Promissory Note in addition to such accounts or records. In the event the Non-Contributing Member is an Affiliate of the Operator (unless the Non-Contributing Member and the Operator are the same Person), the Operator shall promptly execute a guaranty, pursuant to which the Operator shall absolutely, irrevocably and unconditionally guarantee, as a primary obligor and not merely as a surety, to the Contributing Member, the due and punctual payment and performance of the Non-Contributing Member’s obligations under the Promissory Note. The Contributing Member may attach schedules to such Promissory Note and endorse thereon the date, amount and maturity of the Member Loans and payments with respect thereto.

(C)              The Non-Contributing Member shall repay to the Contributing Member (on behalf of itself and the Company) on each Member Loan Maturity Date the aggregate principal amount of Member Loans with respect thereto on such date. All Member Loans shall bear interest on the outstanding principal amount thereof from the date advanced to the Company at the Interest Rate, on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Notwithstanding the foregoing, if any amount of principal or interest is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Interest Rate plus 2% per annum. Interest on each Member Loan shall be due and payable in arrears on each Member Loan Interest Payment Date applicable thereto and at such other times as may be specified herein.

(D)           In the event of any distribution pursuant to ARTICLE VI, if any Member Loans are then-outstanding, and without limiting the Non-Contributing Member’s payment obligations in respect thereof, (1) the Company shall direct any distributions to which a Non-Contributing Member would otherwise be entitled hereunder and (2) the Non-Contributing Member, if acting as Operator shall direct any Fee (as defined in the Property Management Agreement) that would otherwise be payable to the Non-Contributing Member pursuant to the Property Management Agreement, in each case, to the Contributing Member in partial or full repayment of any principal or interest due and payable on such Member Loans until all Member Loan Secured Obligations are paid in full. Any such distributions diverted to the Contributing Member shall be deemed to have first been distributed to the Non-Contributing Member and then paid by the Non-Contributing Member to the Contributing Member (on behalf of itself and the Company) in repayment of such Member Loan.

(E)            No direct or indirect owner of a Non-Contributing Member shall have any liability for repayment of a Member Loan.

(F)            Member Loans shall be secured by the Non-Contributing Member’s Membership Interest in the Company, now owned or hereafter acquired, together with any certificates evidencing such interest (if issued), and all options and other rights, contractual or otherwise, held by the Non-Contributing Member with respect thereto and all additions, substitutes and replacements for and proceeds of the foregoing (including all income and benefits resulting from any of the above, such as distributions payable or distributable in cash, property or equity securities, redemption proceeds and shares or other proceeds of conversions or splits of any securities therein) (collectively, the “Collateral”). Any property received by the Non-Contributing Member in contravention of this Agreement (which shall comprise, substitutes and replacements for, or proceeds of, the Collateral), shall be held in trust for the Contributing Member and shall be delivered immediately to the Contributing Member. Any cash proceeds received by the Non-Contributing Member in contravention of this Agreement shall be held in trust for the Contributing Member and shall be delivered immediately to the Contributing Member.

(G)           In order to induce the Contributing Member to make Member Loans to the Non-Contributing Member as set forth herein, the Non-Contributing Member hereby pledges, assigns and grants a first priority security interest in the Collateral to the Contributing Member to secure the prompt and complete payment and performance of all Member Loan Secured Obligations. The Non-Contributing Member hereby irrevocably appoints the Contributing Member, and any of its respective officers, managers or agents, as its attorney-in-fact coupled with an interest with full power to prepare and execute any documents, instruments and agreements, including any Uniform Commercial Code Financing Statements, continuation statements, and other security instruments as may be appropriate to perfect and continue its security interest in favor of the Contributing Member and to enforce all rights, interests and remedies of the Contributing Member hereunder (the “First Priority Covenant”). Any transferee or assignee of a Non-Contributing Member’s Membership Interest will take that Membership Interest subject to such security interest in favor of the Contributing Member. The parties hereto further agree that the First Priority Covenant made by the Non-Contributing Member is a material covenant under this Agreement and that a breach of such covenant by the Non-Contributing Member shall constitute an Event of Dissolution at the election of the Contributing Member.

(H)           All payments and distributions made to a Contributing Member (on behalf of itself and the Company) on account of one or more Member Loans shall be applied first, to payment of any fees and expenses of the Contributing Member payable by the Non-Contributing Member in respect of any member Loan, second, to payment of any interest due under all such Member Loans and third, to the principal of all such Member Loans until all amounts due thereunder are paid in full. Payments on account of interest on Member Loans shall be made on a “last in, first out basis” so that the accrued interest on the newest Member Loans is paid first. Likewise, principal payments on Member Loans shall be made on a “first in, first out basis” such that the oldest Member Loan is repaid first. While any Member Loan is outstanding, the Company shall be obligated to pay directly to the Contributing Member, until all Member Loans have been paid in full, the amount of any distributions payable to the Non-Contributing Member.

(I)              All payments on Member Loans shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made in U.S. dollars in immediately available funds not later than 5:00 p.m. Eastern Time on the date specified herein. All payments received thereafter shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made in respect of any Member Loan shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(J)             Notwithstanding anything to the contrary contained herein or in any Promissory Note, the interest paid or agreed to be paid shall not exceed the Maximum Rate. If the Contributing Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Member Loans or, if it exceeds such unpaid principal, refunded to the Non-Contributing Member. In determining whether the interest contracted for, charged, or received by the Contributing Member exceeds the Maximum Rate, the Contributing Member may, to the extent permitted by applicable Law, (1) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (2) exclude voluntary prepayments and the effects thereof, and (3) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations thereunder.

(K)           Any of the following shall constitute a “Member Loan Event of Default”:

(1)            The Non-Contributing Member fails to pay (x) when due and payable, any amount of principal of any Member, or (y) within five (5) days after the same becomes due and payable, any interest on any Member Loan;

(2)            The Non-Contributing Member (x) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) of any principal of or interest on any Third-Party Debt, and such failure continues after the passing of the applicable notice and grace periods or (y) fails to observe or perform any other agreement or condition relating to any such Third-Party Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure or other event is to cause, or to permit the holder or holders of such Third-Party Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Third-Party Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Third-Party Debt to be made, prior to its stated maturity;

(3)            The Non-Contributing Member institutes or consents to the institution of any proceeding under any bankruptcy or similar debtor relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without its application or consent and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any debtor relief Law relating to the Non-Contributing Member or to all or any material part of its property is instituted without its consent and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(4)            (x) The Non-Contributing Member becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (y) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Non-Contributing Member’s property and is not stayed, released, vacated or fully bonded within sixty (60) calendar days (or such longer period for which a stay of enforcement is allowed by applicable Law) after its issue or levy;

(5)            There is entered against the Non-Contributing Member a final judgment for the payment of money in an aggregate amount (as to all such judgments or orders), that exceeds five million dollars ($5,000,000) (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage) at any one time outstanding and prior to the discharge thereof, (x) enforcement proceedings are commenced by any creditor upon such judgment, or (y) there is a period of sixty (60) consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(6)            (x) Any provision herein in respect of, or other document evidencing, a Member Loan, at any time after its execution and delivery and for any reason other than satisfaction in full of all the payment obligations in respect of the Member Loans, ceases to be in full force and effect or (y) the Non-Contributing Member denies that it has any or further liability or obligation hereunder or thereunder with respect to such Member Loans, or purports to revoke, terminate or rescind any such provision or document;

(7)            The Non-Contributing Member contests in any manner the validity or enforceability of the Contributing Member’s rights under this Section 3.02(b);

(8)            A Change of Control;

(9)            The Non-Contributing Member fails to perform or observe Section 9.03 or Section 9.05; or

(10)          An Event of Dissolution.

(L)            If any Member Loan Event of Default occurs and is continuing, the Contributing Member (on behalf of itself and the Company) may, without liability to the Non-Contributing Member, take any or all of the following actions:

(1)            declare the unpaid principal amount of all outstanding Member Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other document evidencing Member Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Non-Contributing Member;

(2)            sell, or instruct any agent or broker to sell, all or any part of the Collateral in a public or private sale and apply all proceeds to the payment of any or all of the Member Loans; provided that all enforcement actions (including every exercise of any right or remedy) of the Secure Party under this Agreement or any other document executed in connection herewith shall be taken in a commercially reasonable manner as and to the extent required by the UCC;

(3)            (w) take control of proceeds, including securities received as dividends or by reason of splits; (x) release the Collateral in its possession to the Non-Contributing Member, temporarily or otherwise; (y) take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use same to reduce any part of the indebtedness under the Member Loans; and (z) transfer all or any portion of the Collateral or evidence thereof into its own name or that of its nominee as is sufficient to pay all Member Loan Secured Obligations (with any excess portion of the Collateral or proceeds from the sale thereof continuing to be the property of the Non-Contributing Member); and

(4)             exercise rights pursuant to Section 8.16 of the Property Management Agreement with respect to Fees (as therein defined) payable to Operator;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Non-Contributing Member under the Bankruptcy Code of the United States or any other debtor relief Law, the unpaid principal amount of all outstanding Member Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable. The foregoing rights and powers of the Contributing Member will be in addition to, and not a limitation upon, any rights, powers and remedies of the Contributing Member given by Law (including as a secured creditor under the Uniform Commercial Code), elsewhere in this Agreement, or otherwise.

(M)          No failure on the Contributing Member’s part to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(N)

(1)            The Non-Contributing Member will indemnify and hold harmless the Contributing Member and the Company and its affiliates and each of its and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against third-party claims and any amounts expended in settlement of any such third-party claims, in each case exclusively arising out of or in connection with claims under the Promissory Note. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Non-Contributing Member, any of its directors, security holders or creditors, an Indemnified Party or any other person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated.

(2)           No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Non-Contributing Member or any of its security holders or creditors for or in connection with the Member Loans, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; or

(ii)           direct the Board to revoke the Capital Call Notice, whereupon all Capital Contributions made in response to the applicable Capital Call Notice shall promptly be returned (and such return shall not be considered to have been a distribution to the applicable Member for the purposes of ARTICLE VI).

(c)            Until full payment and performance of all indebtedness under the Member Loans, unless the Contributing Member (on behalf of itself and the Company) otherwise consents in writing:

(i)             The Non-Contributing Member shall (A) defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to the Contributing Member and (B) keep the Collateral free from all Encumbrances other than Encumbrances in favor of the Contributing Member to secure the Member Loan Secured Obligations.

(ii)            The Non-Contributing Member shall pay all costs necessary to obtain, preserve, perfect, defend and enforce the security interest created by this Agreement, and preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, attorney's fees, legal expenses and expenses of sales. Whether the Collateral is or is not in the Contributing Member’s possession, and without any obligation to do so and without waiving the Non-Contributing Member’s default for failure to make any such payment, the Contributing Member (on behalf of itself and the Company) at its option may pay any such costs and expenses and discharge Encumbrances on the Collateral, and such payments shall be a part of the indebtedness under the Member Loans and bear interest at the rate set forth herein and the Non-Contributing Member agrees to reimburse the Contributing Member on demand for any costs so incurred.

(d)           Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its portion of an Additional Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.02 is fair and reasonable.

(e)            Except as set forth in this Section 3.02 or Section 3.05, neither Member shall be required to make additional Capital Contributions or make loans to the Company.

(f)            All rights of the Contributing Member under this Agreement shall be coupled to such Member’s Membership Interests and shall not be transferred independently thereof, except to an Affiliate of DCRBN Member so long as such entity remains an Affiliate of DCRBN Member.

(g)           The Non-Contributing Member may, at any time and from time to time, voluntarily prepay the Member Loans in whole or in part without premium or penalty. Any prepayment of a Member Loan shall be accompanied by all accrued and unpaid interest on the principal amount prepaid and all other amounts due and payable in respect thereof.

(h)           The Company and the Contributing Member shall enter into security documents, in form and substance satisfactory to the Contributing Member, granting to the Contributing Member a lien over the Company’s cash and deposit accounts to secure payment of the Member Loan.

Section 3.03         Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)            Each Member’s Capital Account shall be increased by the amount of:

(i)             such Member’s Capital Contributions, including such Member’s Initial Capital Contribution and any Additional Capital Contributions;

(ii)            any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii)           any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)            Each Member’s Capital Account shall be decreased by:

(i)             the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI or Section 12.03(c);

(ii)            the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii)          the amount of any liabilities of such Member assumed by the Company or secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XII in respect of such Membership Interest.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by applicable Laws or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06         No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or any applicable agreements entered into by the Company and approved by the Board.

Section 3.07         Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08         Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV
MEMBERS

Section 4.01          Admission of New Members.

(a)            New Members may be admitted from time to time in connection with a Transfer of Membership Interests or a Capital Contribution to the Company in accordance with this Agreement, subject to compliance with the provisions of Section 7.08(a)(xi) and ARTICLE IX, and following completion of the requirements set forth in Section 4.01(b).

(b)           In order for any Person not already a Member of the Company to be admitted as a Member, the following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Members:

(i)             a copy of the instrument pursuant to which the Transfer is effected (if applicable); and

(ii)            an instrument, executed by the new Member, containing the following information and agreements, in form and substance reasonably satisfactory to the Board: (I) the notice address of the new Member; (II) the new Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 10.03 are true and correct with respect to it; and (III) if applicable, representations and warranties by the Transferor and its Transferee that (x) the Transfer and admission is being made in accordance with all applicable Laws and this Agreement and (y) the Transfer and admission do not violate any agreement to which the Company is a party.

(c)            Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.04, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated. Such expenses shall be paid or reimbursed to the Company or the other Member, as applicable, on or before the tenth (10th) day after the receipt by the Transferor or its Transferee (in case the Transfer was consummated) of the Company’s or the other Member’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Interest Rate.

Section 4.02         No Personal Liability. Except as otherwise provided in the Delaware Act, by applicable Laws or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03        No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04        No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05         Status of Membership Interests. The Membership Interests are not evidenced by certificates and the Company is not authorized to issue certificated interests. The Company will keep a register of the Membership Interests, in which it will record all transfers of the Membership Interests. The Membership Interests shall be governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware from time to time and each shall constitute a “security” as defined therein.

ARTICLE V
ALLOCATIONS

Section 5.01         Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members in accordance with their Percentage Interests.

Section 5.02         Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated income or gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated income or gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this Section 5.02(b) shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Nonrecourse Deductions shall be allocated to the Members in accordance by Percentage Interest.

(d)            Any Member Nonrecourse Deductions for any tax year will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e)            Notwithstanding any provision to the contrary in this Agreement except Section 5.02(d), no losses or deductions may be allocated to a Member to the extent the allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase an existing Adjusted Capital Account Deficit). Losses or deductions that a Member cannot be allocated by reason of this Section 5.02(e) will be allocated to the other Members who do not have an Adjusted Capital Account Deficit, subject to the limitation in the preceding sentence.

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulations section applies, or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g)           In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases an Adjusted Capital Account Deficit for such Member, income or gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 5.02(g) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(h)           The allocations set forth in paragraphs (a) through (e) and (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Loss among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Loss and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03          Tax Allocations.

(a)           Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other applicable Laws, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable Laws, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)           Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b) or another method approved by the Board or which may be required by Law so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in paragraph (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and in accordance with the traditional method of Treasury Regulations Section 1.704-3(b) or another method approved by the Board or which may be required by Law.

(d)           To the extent an adjustment to the adjusted tax basis of any Company asset is made under section 743(b) of the Code, any adjustment to the depreciation, amortization, gain or loss resulting from the adjustment will affect the Transferee only and not the Capital Account of the Transferring Member or Transferee.

(e)            Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04          Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Loss and other items of income, gain, loss and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI

DISTRIBUTIONS

Section 6.01          General.

(a)            All Available Cash of the Company shall be distributed to the Members on a monthly basis, pro rata in accordance with their respective Percentage Interests; provided that if any Member Loan Secured Obligations are outstanding, such distribution shall occur on the Member Loan Interest Payment Date.

(b)           The Company shall instruct the Operator to convert to cash any and all Cryptocurrencies arising from the Company’s cryptocurrency mining activities or received by the Company in accordance with the timing and other policies set forth on Exhibit A (as may be updated by the Board from time to time), or such other policies approved by the Board.

(c)            Notwithstanding anything herein to the contrary, if a Non-Contributing Member has an outstanding Member Loan, unless otherwise set forth in a Promissory Note,any amount that otherwise would be distributed to the Non-Contributing Member pursuant to Section 6.01(a) or ARTICLE XII shall not actually be paid to the Non-Contributing Member but shall be deemed distributed to the Non-Contributing Member and paid on behalf of the Non-Contributing Member Member to the Contributing Member that funded such Member Loan in accordance with Section 3.02(b).

(d)           Notwithstanding anything herein to the contrary, the Company shall not make any distribution to the Members if such distribution would violate § 18-607 of the Delaware Act or other applicable Laws or if such distribution is prohibited by the Company’s then-applicable Financings.

Section 6.02         Tax Withholding; Withholding Advances.

(a)           Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)           The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)           Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall:

(i)             be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)            with the consent of the Board (not including, for purposes of such vote any Managers appointed by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)           Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)            Neither the Company, nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03        Distributions in Kind. No Member shall be entitled to demand and receive any distribution from the Company in the form of Cryptocurrency without the consent of the Board.

ARTICLE VII
MANAGEMENT

Section 7.01          Establishment of the Board; Operator.

(a)            A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have full authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as expressly provided herein or by applicable Laws, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company

(b)           Subject to execution of the Initial Property Management Agreement, the Board appoints CN Member as the initial Operator (in such capacity, the “Initial Operator”) with respect to the Principal Company and the Initial Project Company. Following execution of the Initial Property Management Agreement, the Initial Operator shall be authorized to take such actions as it may in its reasonable discretion deem necessary or advisable to carry out the Business of the Company (and its Subsidiaries), including maintaining the accounts and the books and records of the Company and/or its applicable Subsidiaries, preparation and filing of tax returns, and making distributions as, when and in the amounts approved by the Board or otherwise authorized pursuant to this Agreement; provided that (i) the Initial Operator shall not be authorized to perform any Reserved Matters without the approval of the Board in accordance with this Agreement and (ii) the obligations of the Initial Operator shall be exclusively as set forth in the Initial Property Management Agreement. The Board may, from time to time, authorize the Initial Operator to act as “Operator” with respect to additional Projects, which appointment shall be subject to the terms of any additional Property Management Agreement executed by the Initial Operator and the applicable Subsidiary. The Initial Operator will be compensated in accordance with the terms of the Initial Property Management Agreement and any other Property Management Agreement.

(c)            In furtherance of the foregoing, subject to the execution and the terms of the Initial Property Management Agreement, the Initial Operator shall be engaged by the Company to keep and maintain, or cause to be kept and maintained, books of accounts and records with regard to the Company, in which shall be entered all income, expenditures, assets, and liabilities of the Company. Such books and records shall be maintained in accordance with GAAP on an accrual basis and shall include: (i) a current list of the full name and last known business address of each Member, together with the Capital Contributions, Capital Account and Percentage Interest of each Member; (ii) a current list of the full name and business or residence address of each Manager; (iii) a copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed; (iv) copies of the Company’s federal, state, and local income tax or information returns and reports; (v) a copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed; and (vi) copies of the financial statements of the Company, if any. Such records and accounts shall be Company’s property and shall be maintained at 7575 Corporate Way, Edent Prarie MN 55344 and reasonable access thereto shall be provided to the Members. Such books, records and invoices in all instances shall be maintained by Operator in accordance with applicable Law (including any record-retention requirements), and any disposal of all or any part thereof shall take place only upon Company’s written instructions.

Section 7.02          Board Composition.

(a)            The number of Managers constituting the Board shall be four (4). The Board shall be comprised as follows:

(i)            two (2) individuals designated by DCRBN Member (each, a “DCRBN Member Manager”); and

(ii)           two (2) individuals designated by CN Member (each, a “CN Member Manager”).

(b)           At all times, the composition of any board of directors or board of managers of any Subsidiary of the Company (to the extent any Subsidiaries have a governing body) shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers or similar governing bodies of such Subsidiaries (to the extent any Subsidiaries have a governing body).

Section 7.03          Removal; Resignation; Vacancies.

(a)            Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member. No Manager may be removed except in accordance with this Section 7.03(a).

(b)            A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c)            Any vacancy on the Board resulting from the resignation, removal, death or disability of a Manager shall be filled by the same Member that appointed such Manager pursuant to Section 7.02(a), with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member.

(d)            The Board shall maintain a schedule of all Managers with their respective contact information (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e)            Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors, board of managers or other governing body of any applicable Subsidiary consists of the Managers that are duly appointed in accordance with such sections.

Section 7.04          Meetings.

(a)            Regular meetings of the Board shall, unless otherwise agreed by the Board, be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called at any time at the written request of any Manager. A Manager calling a special meeting shall provide written notice of the special meeting of the Board stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail or facsimile no less than five (5) days before the date of such meeting. Meetings of the Board may be held either in person at the principal office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b)           The decisions and resolutions of the Board shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. A draft of the minutes of each meeting shall be circulated to the Managers following the date of such meeting.

Section 7.05          Quorum; Manner of Acting.

(a)            The presence of at least (i) one (1) DCRBN Member Manager and (ii) one (1) CN Member Manager shall constitute a quorum.

(b)           Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).

(c)            Each Manager shall have one (1) vote on all matters submitted to the Board. The unanimous affirmative vote of (i) all Managers present at a duly called meeting at which a quorum is present, which shall include the affirmative vote of at least one (1) Manager appointed by each Member eligible to vote on such matter at any meeting of the Board at which a quorum is present or (ii) all of the Managers by a written consent (without a meeting) of the Board shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(d)            Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that appointed such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing and shall be as effective as the attendance or action at such meeting of the Manager giving such proxy or delegation.

Section 7.06         Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers eligible to vote on such matter. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07          Compensation; No Employment.

(a)            Each Manager shall serve without compensation in his or her capacity as such.

(b)           This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

Section 7.08         Reserved Matters.

(a)           Notwithstanding any provisions to the contrary in this Agreement, the Company shall not be authorized (directly or through any Subsidiary) to take any of the following actions (each, a “Reserved Matter”) without the approval of the Board at a meeting or by a written consent executed by the requisite Managers in accordance with Section 7.04 through Section 7.06:

(i)            approve any proposal for a new Project, which proposal shall include expected capacity, expected ramp-up schedule and budgeted expenses and revenues;

(ii)           enter into any agreement (including any engineering, procurement, and/or construction contract) or commit to: incur expenses to, develop, construct, install, rent, finance, transfer, sell, acquire or operate any Project, in each case other than in accordance with the Budget, unless in the reasonable judgment of the Operator such expenditure is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to such Project;

(iii)           incur any obligation, expend any sum or enter into any agreement that would reasonably be expected to cause the aggregate expenditures with respect to any Project for any Fiscal Year to exceed one hundred ten percent (110%) of the aggregate expenditures for that year set forth in the Budget for that Project, unless in the reasonable judgment of the Operator such expenditure is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to such Project;

(iv)          enter into, make or approve any Financing, make a material prepayment of, or make a material modification to the terms of, any indebtedness other than as contemplated in the Budget, unless in the reasonable judgment of the Operator such prepayment or modification is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to a Project;

(v)           approve the Budget, or any amendment thereto;

(vi)          make or approve any agreement, expenditure or obligation that has an aggregate value in excess of ten percent (10%) of the aggregate expenditures for the then-current Fiscal Year as set forth in the applicable Project Budget, unless in the reasonable judgment of the Operator such expenditure is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to such Project;

(vii)         approve reserves for the expenses and potential liabilities of the Company (or for any other items) for purposes of determining distributions to the Members pursuant to ARTICLE VI as well as for any required tax withholdings, to the extent not already covered in the Budget;

(viii)        adopt policies relating to holding, using, accepting, mining, liquidating, selling and distributing Cryptocurrency, which shall be documented as updates to Exhibit A hereto (or any successor document to it setting froth the Company’s policies with regard to such matters);

(ix)           except as provided in Section 7.15 and Section 7.16, enter into, amend, revoke, cancel or terminate a Property Management Agreement, DCRBN Member PPA, DCRBN Member Site Lease, DCRBN Member SFA, any Related-Party Agreement or other material contract pertaining to the Business or take any action that could result in a material default under any such contract;

(x)            enter into or amend any agreement with any customer, including any Assigned Customer Agreement;

(xi)          issue additional membership interests in the Company, admit new members to the Company or approve any Transfers, except for Permitted Transfers or pursuant to Section 9.04;

(xii)          use the “NextEra” brand in any marketing or other activities;

(xiii)         dispose in any transaction or series of related transactions of any asset or group of assets that would, individually or in the aggregate, exceed $25,000; provided that in the event of a Member Loan Event of Default following an acceleration of the Member Loan in connection with the enforcement of rights pursuant to Section 3.02(b)(i)(L), the Contributing Member’s appointed Manager may unilaterally approve the Company’s disposition of any assets the Contributing Member deems necessary or advisable to recover the Member Loan Secured Obligations;

(xiv)         make, amend or change any tax election or tax allocation with respect to the Company;

(xv)          select or replace the independent auditor for the Company;

(xvi)        issue or approve a guaranty or other type of credit support instrument with respect to a Financing or any other indebtedness or obligation of any Person (including Subsidiaries of the Company), other than as expressly and specifically contemplated in the Budget;

(xvii)        commence, settle, discontinue or terminate any litigation, proceeding, governmental or regulatory action, or other claim (or group of such items), or seek or agree to any injunctive or equitable remedy, or admit to any civil or criminal penalty/liability;

(xviii)      waive or elect to allow to lapse or elect not to enforce the Company’s material rights and available remedies under any material agreements or arrangements;

(xix)         change the Business of the Company or engage in an activity or business that is not incidental to, within the scope of, or consistent with the purpose set forth in Section 2.05 of this Agreement;

(xx)          cause or permit the Company to become Bankrupt, file or permit any action or institute any proceeding to declare the Company Bankrupt;

(xxi)         merge, divide or consolidate the Company, convert the Company to any other form of business organization, amend or waive any provisions of the Certificate of Formation, this Agreement, or the organizational documents of the Company in a manner that adversely affects a Member’s interest in the Company or form any new Subsidiaries of the Company;

(xxii)        dissolve or wind up the Company, except as provided for in ARTICLE XII;

(xxiii)       change or amend the Accounting Principles; or

(xxiv)       contract for financial enhancement services for one or more Projects to be provided by DCRBN Member or its Affiliate.

(b)            Deadlock.

(i)             If at two (2) successive meetings (or attempts to hold a meeting of the Board but at which a quorum was not present), the Board is unable to reach a decision by the required vote regarding a Reserved Matter, the Board shall promptly refer such matter to the Members, who shall attempt to resolve such matter within the following fifteen (15) day period or, if mutually agreed by the Members, a longer period of time (the “Initial Negotiation Period”). If the Members are unable to resolve such matter by the end of the Initial Negotiation Period, then a “Deadlock” shall be in effect.

(ii)            In the event of a Deadlock, each Member shall refer the Deadlock to representatives of its Parent, who have authority to settle the Deadlock (“Executive(s)”). Within five (5) Business Days of the end of the Initial Negotiation Period (the “Referral Date”), each Member shall provide to the other Member written notice identifying the name and title of the Executive(s) who will represent such Member in negotiations regarding the Deadlock.

(iii)          Within five (5) Business Days after the Referral Date, the Executives shall establish a mutually acceptable location and date, which date shall not be greater than thirty (30) calendar days after the Referral Date, to meet to attempt to resolve the Deadlock. The Executives shall meet to resolve the Deadlock for a period of at least forty five (45) days prior to taking any further action at law or in equity.

(iv)         All communication and writing exchanged between the Members and their Representatives in connection with these negotiations shall be confidential and may not be used or referred to in any subsequent proceeding.

Section 7.09          Officers. The Board may appoint one or more individuals who are employees or officers of any of the Members (or their Affiliates) as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable, provided that any delegation concerning a Reserved Matter shall require the approval of the Board. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

Section 7.10         No Personal Liability. Except as otherwise provided in the Delaware Act or by applicable Laws, no Manager will be obligated personally for any debt, obligation, or liability of the Company or any Subsidiary of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 7.11          Budget.

(a)           The Board shall operate the Company in accordance with annual project budgets for each Project, which shall be approved, updated, modified or replaced in accordance with Section 7.11(b) (the “Project Budgets”, and all Project Budgets, collectively, the “Budget”).

(b)           Promptly following the selection of the first Project of the Company, the Board shall consider and endeavor to approve an initial Project Budget for such first Project (the “Initial Budget”). Thereafter, at least sixty (60) days before the beginning of each subsequent Fiscal Year, the Board shall consider any proposed revisions to each Project Budget for such upcoming Fiscal Year. If, for any Project, no Project Budget for the upcoming Fiscal Year is approved by the Board by the start of such Fiscal Year, a Project Budget for such Fiscal Year equal to one hundred two and five tenths percent (102.5%) of the prior Fiscal Year shall be deemed approved by the Board for such Project and the Company shall operate in accordance with such updated Project Budget for such Project until a Budget is approved by the Board for the new Fiscal Year; provided that during any such period, capital expenditures (other than maintenance capital expenditures) and each Member’s Capital Contribution Cap shall be limited to amounts contemplated in the prior Project Budget that have not yet been incurred or contributed, as applicable.

Section 7.12          Other Activities; Business Opportunities.

(a)            (i) Nothing contained in this Agreement shall prevent any Member or any of their Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; (ii) none of the Members, nor any of their Affiliates, shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses; and (iii) none of the Members, nor any of their Affiliates, shall be obligated to inform the Company or any other Member of any business opportunity of any type or description.

(b)            If during the Restricted Period CN Member or its Affiliate is offered or discovers a Business Opportunity, CN Member shall, prior to pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company by sending to DCRBN Member a written notice thereof together with reasonably sufficient details to allow DCRBN Member to evaluate the Business Opportunity, and shall use commercially reasonable efforts to respond to questions with respect to such Business Opportunity submitted by DCRBN Member. CN Member or its Affiliate may only pursue such Business Opportunity if (i) such Business Opportunity has been presented to DCRBN Member, (ii) either (A) DCRBN Member waived in writing the opportunity of the Company to pursue such Business Opportunity, (B) DCRBN Member failed to authorize the Company to pursue the Business Opportunity within fifteen (15) days of being presented such Business Opportunity or (C) the Company ceases to pursue such Business Opportunity because of the action or inaction of DCRBN Member (each, a “Business Opportunity Waiver”) and (iii) such Business Opportunity is on terms no less favorable than the terms presented to DCRBN Member. If the closing of a Business Opportunity waived pursuant to an express or deemed Business Opportunity Waiver has not occurred within six (6) months of such express or deemed Business Opportunity Waiver, CN Member or its Affiliate may not then effect such transaction until it has once again fully complied with the requirements of this Section 7.12(b).

(c)            If at any time during the Restricted Period CN Member or its Affiliate desires to enter into a Qualifying Renewable PPA, CN Member shall, prior to entering into such Qualifying Renewable PPA with a third-party, provide DCRBN Member or its appropriate Affiliate with the opportunity to make an offer to enter into a Qualifying Renewable PPA by sending DCRBN Member a written notice thereof together with reasonably sufficient details to allow DCRBN Member or its appropriate Affiliate to prepare an offer (the “Qualifying Renewable PPA Notice”), and shall use commercially reasonable efforts to respond to questions with respect to such opportunity submitted by DCRBN Member. DCRBN Member will, within fifteen (15) days of receipt of the Qualifying Renewable PPA Notice, provide a written notice to CN Member indicating whether it (or its appropriate Affiliate) intends to submit a bid for the Qualifying Renewable PPA (the “Qualifying Renewable PPA Bid”), and if so, DCRBN Member shall have sixty (60) days from receipt of the Qualifying Renewable PPA Notice to submit such Qualifying Renewable PPA Bid. CN Member will consider any Qualifying Renewable PPA Bid submitted by DCRBN Member in accordance with this Section 7.12(c) in good faith, but shall not be obligated to accept any Qualifying Renewable PPA Bid. CN Member will provide DCRBN Member with notice of its acceptance or rejection of the Qualifying Renewable PPA Bid within fifteen (15) days of receipt of a Qualifying Renewable PPA Bid. CN Member or its Affiliate may only enter into a Qualifying Renewable PPA with a third party if (i) DCRBN Member does not timely provide notice of its intent to submit a Qualifying Renewable PPA Bid, (ii) DCRBN Member does not timely submit a Qualifying Renewable PPA Bid or (iii) CN Member reviews and provides notice of the rejection of the Qualifying Renewable PPA Bid to DCRBN Member.

(d)            Neither Member nor its respective Affiliates shall solicit (or assist another in soliciting) any customer of the Projects or the Company for the purpose of inducing, or attempting to induce, such customer to (i) cease or reduce its business with the Projects or the Company, (ii) not do business with the Projects or the Company or (iii) terminate its Assigned Customer Agreement prior to its stated term. In the event the Company is dissolved in accordance with Section 12.01(b) or Section 12.01(c), the obligations of the defaulting Member under this Section 7.12(d) shall survive for a period of twelve (12) months from the date on which the Company is effectively dissolved.

Section 7.13          Site Opportunities. DCRBN Member will use reasonable efforts to offer to the Company site opportunities with respect to 250 megawatts of potential Projects per calendar quarter, provided that each individual site shall be sufficient for at least a 50 megawatt Project.

Section 7.14          Insurance Coverage. The Company shall procure from insurance providers (or through Affiliates of DCRBN Member) and maintain for the benefit of the Company property and casualty insurance, including general liability insurance, and umbrella liability insurance in reasonable amounts, as approved by the Board, naming the Company and any applicable Subsidiaries as insureds, and on other terms consistent with applicable industry standards for the industry in which the Company and its Subsidiaries operate and as otherwise maintained by, or required to be maintained by, the Company and its Subsidiaries for the Business or any Project owned or operated by the Company or its Subsidiaries or pursuant to any Related-Party Agreement. Insurance coverage that satisfies the requirements of an applicable Property Management Agreement shall satisfy this Section 7.14.

Section 7.15          Property Management Agreement. Notwithstanding anything herein to the contrary, in the event (x) CN Member (or an Affiliate of CN Member) is Operator and (y) Operator has breached a Property Management Agreement and such breach has resulted in the Company (or its Subsidiary) having the right to terminate such Property Management Agreement for breach thereof, for so long as such breach continues DCRBN Member shall be entitled, in its sole discretion, in the name and on behalf of the Company (or its applicable Subsidiary) any and all of the following: (i) terminate the Property Management Agreement (pursuant to the termination provisions included therein), (ii) select a replacement operator, which replacement operator may not be an Affiliate of DCRBN Member, and enter into a new property management agreement with such replacement operator on behalf of the Company and (iii) assert a claim for and enforce, at the Company’s reasonable expense, claims for breach and enforcement of such obligation or duty, and claims for breach of such representation or warranty, and pursue on behalf of the Company (or its applicable Subsidiary) all remedies available to it at law or in equity in respect of such breach.

Section 7.16          DCRBN Member Agreements. Notwithstanding anything herein to the contrary, in the event DCRBN Member (or an Affiliate of DCRBN Member) has (a) breached the DCRBN Member Site Lease and such breach has resulted in the Company (or its Subsidiary) having the right to terminate the DCRBN Member Site Lease, (b) breached the DCRBN Member SFA and such breach has resulted in the Company (or its Subsidiary) having the right to terminate the DCRBN Member Site SFA, or (c) breached the DCRBN Member PPA and such breach has resulted in the Company (or its Subsidiary) having the right to terminate the DCRBN Member PPA then, in each case, for so long as such breach continues, CN Member shall be entitled, in its sole discretion, in the name and on behalf of the Company (or its applicable Subsidiary) to (i) terminate the applicable DCRBN Member Site Lease, DCRBN Member SFA and DCRBN Member PPA (pursuant to the termination provisions included therein) and (ii) assert a claim for and enforce, at the Company’s reasonable expense, claims for breach and enforcement of such obligation or duty, and claims for breach of such representation or warranty, and pursue on behalf of the Company (or its applicable Subsidiary) all remedies available to it at law or in equity in respect of such breach.

Section 7.17          CN Member Purchase Option.

(a)            Notwithstanding anything to the contrary in this Agreement, following any Purchase Option Trigger Event, if the Board decides to sell any or all of the applicable Project Assets or any Assigned Customer Agreements, CN Member shall have an exclusive and irrevocable option to purchase all, or any portion of such Project Assets and shall purchase any and all Assigned Customer Agreements associated with any Project Assets it elects to purchase, exercisable at any time during the sixty (60)-day period commencing upon the Board’s decision to sell such Project Assets and Assigned Customer Agreements (such period, the “Purchase Option Election Period”), and otherwise upon the terms and conditions set forth herein (the “Purchase Option”). If CN Member exercises the Purchase Option, CN Member shall notify the Company of the Project Assets and Assigned Customer Agreements being purchased and pay to the Company or its applicable Subsidiary an amount equal to the greater of (i) one hundred two and five tenths percent (102.5%) of the book value determined in accordance with GAAP (“GAAP Book Value”) of the portion of the Project Assets and Assigned Customer Agreements being purchased and (ii) the Fair Market Value of the portion of the Project Assets and Assigned Customer Agreements being purchased (such amount, the “Purchase Option Price”). Notwithstanding the foregoing, if the Purchase Option Trigger Event was the result of CN Member’s or its Affiliate’s breach of its obligations as “Operator” under the applicable Property Management Agreement and such breach resulted in the Company (or its applicable Subsidiary) or DCRBN Member having the right to terminate such Property Management Agreement, CN Member may not exercise the Dissolution Option with respect to any of the applicable Assigned Customer Agreements without DCRBN Member’s written consent.

(b)           The Purchase Option may be exercised by CN Member or by an Affiliate of CN Member, in each case by giving written notice (the “Purchase Option Exercise Notice”) of such exercise to the Principal Company and DCRBN Member no later than the end of the Purchase Option Election Period.

(c)            The closing for purchase and sale shall occur, subject to the receipt of any necessary approvals from any Governmental Authority, on the later of (i) the thirtieth (30th) day following delivery of the Purchase Option Exercise Notice, (ii) the twentieth (20th) Business Day following the determination of the Book Value and Fair Market Value of the assets being purchased and (iii) the fifth (5th) Business Day after the receipt of such necessary approvals from any Governmental Authority (the “Purchase Option Outside Closing Date”). At the closing, the Principal Company shall cause the Company or its applicable Subsidiary to convey all of its right, title and interest in the assets being purchased to CN Member (or its designee) on an “as is, where is” basis without representations or warranties, expressed or implied, other than that no encumbrance against the assets then exists that has been created by, through or under DCRBN Member or any Affiliate thereof. At the closing, CN Member (or its designee) shall pay the Purchase Option Price to the Company or its applicable Subsidiary, by wire transfer of immediately available funds. CN Member (or its designee) shall have a period of thirty (30) days following the Purchase Option Outside Closing Date to remove the purchased Project Assets.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

Section 8.01          Exculpation of Covered Persons.

(a)            As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, Tax Matters Representative, employee, agent or representative of the Company.

(b)            No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a breach or violation by such Covered Person of any of such Covered Person’s agreements contained herein.

(c)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Loss of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Member; (ii) a Manager; (iii) one or more Officers or employees of the Company; (iv) the Operator; (v) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (vi) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02          Liabilities and Duties of Covered Persons.

(a)            This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable Laws, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)           Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable Laws.

Section 8.03           Indemnification.

(a)            To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)            any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any Subsidiary of the Company in connection with the Business of the Company; or

(ii)           such Covered Person being or acting in connection with the Business of the Company as a Member, a Manager or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee or agent of any Subsidiary of the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him, her or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a breach or violation by such Covered Person of any of such Covered Person’s agreements contained herein.

(b)           The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(c)            Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(d)            If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by applicable Laws.

(e)            The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04          Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
TRANSFER

Section 9.01          Restrictions on Transfer.

(a)            During the Lockout Period, no Member shall Transfer all or any portion of its Membership Interest without the written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member.

(b)            Notwithstanding any other provision of this Agreement (including Section 9.02 and Section 9.04), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i)             until the requirements set forth in Section 4.01(b)-(c) have been completed and complied with;

(ii)            except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(iii)           if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iv)           if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(v)            if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(vi)          if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii)          if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)            Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(d)           For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of less than all of the rights and benefits described in the definition of the term “Membership Interest”.

(e)           With respect to Transfers to Affiliates, unless otherwise approved by the Board or the non-transferring Member, as applicable, no Transfer of a Membership Interest to an Affiliate shall effect a release of the Transferor from any liabilities to the Company or the other Member arising from events accruing prior to the Transfer.

Section 9.02          Permitted Transfers. Notwithstanding anything herein to the contrary, the provisions of Section 9.01(a), Section 9.04 and Section 9.05 shall not apply to any Permitted Transfer.

Section 9.03          Pledge or Other Encumbrance. No Member may Encumber its Membership Interests without the prior written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member and any Encumbrance in contravention of this Agreement shall be null and void.

Section 9.04          Right of First Offer; Tag-Along Rights.

(a)           After the expiration of the Lockout Period, subject to the terms and conditions of this Agreement applicable to Transfers of a Membership Interest, a Member may sell (such Member, a “Selling Member”) all or a portion of his, her or its Membership Interest in the Company (the “Interest”) to one or more third parties, subject, however, to the prior right of first offer (“ROFO”) of the other Member (the “Other Member”) to purchase such Interest on the terms and conditions and in the manner specified in this Section 9.04.

(b)           In the event that a Selling Member determines to sell an Interest, the Selling Member shall deliver a written notice (the “ROFO Offer”) to the Other Member specifying: (i) the Selling Member’s good faith intention to sell the Interest; (ii) the specific Percentage Interest that the Selling Member intends to sell (the “Divestment Percentage”); (iii) the price asked for the Divestment Percentage (the “ROFO Price”), and (iv) the other material terms and conditions of the sale and purchase transaction that the Selling Member intends to have apply to such sale transaction.

(c)           The Other Member may agree to purchase the Divestment Percentage pursuant to a signed, written offer (the “ROFO Acceptance”) delivered to the Selling Member within a period of thirty (30) days after receipt of the ROFO Notice (the “Consideration Period”) specifying the acceptance of (i) the ROFO Price for the Divestment Percentage and (ii) all other material terms and conditions of the proposed sale and purchase transaction specified in the ROFO Offer (items (i) and (ii), collectively, the “Proposed Terms”). Upon delivery, such ROFO Acceptance shall constitute an irrevocable and binding commitment by the Other Member to purchase the Divestment Percentage from the Selling Member in accordance with the Proposed Terms. If the Other Member fails to provide the Selling Member with a ROFO Acceptance prior to the expiration of the Consideration Period, it shall be deemed that the Other Member has declined the ROFO Offer.

(d)           The closing of the sale of the Divestment Percentage pursuant to a ROFO Offer will occur as stated in the ROFO Acceptance (the “ROFO Closing Deadline”); provided, however, that the ROFO Closing Deadline will not be more than sixty (60) days after expiration of the Consideration Period; provided, further, that the ROFO Closing Deadline may be extended for a reasonable time by the Selling Member or the Other Member to the extent necessary to obtain required approvals or consents from any Governmental Authority.

(e)           Following the expiration of the Consideration Period if the Other Member has not submitted a ROFO Acceptance or following the ROFO Closing Deadline if the closing of the sale of the Divestment Percentage has not occurred by the ROFO Closing Deadline, the Selling Member then has nine (9) months (such period, the “Unrestricted Sale Period”; provided that the Unrestricted Sale Period shall be extended by three (3) months if a Sale Notice has been delivered to the Other Member in accordance with Section 9.04(g)) to sell its Divestment Percentage to any third parties, provided that such sale cannot occur at a price that is less than one hundred two and five tenths percent (102.5%) of the ROFO Price and the other economic terms (taken as a whole) are not materially less favorable to the Selling Member than the Proposed Terms (such terms, the “ROFO Terms”).

(f)            At the end of the Unrestricted Sale Period (including any extensions thereof), if the Selling Member has not completed such sale to a third party transferee (“Proposed Transferee”), the Selling Member may not then effect any sale that is not a Permitted Transfer until after the expiration of the Subsequent Lockout Period and without once again fully complying with the requirements of this Section 9.04. As used herein, “Subsequent Lockout Period” means a period of twelve (12) months following the expiration of the Unrestricted Sale Period.

(g)            If during the Unrestricted Sale Period the Selling Member identifies a Proposed Transferee to sell its Interest at the ROFO Price and subject to the ROFO Terms, then prior to the consummation of any sale by the Selling Member of the Interest, the Selling Member shall deliver a signed, written notice to the Company and to the Other Member, of a prospective sale of its Interest to the Proposed Transferee (the “Sale Notice”). The Sale Notice shall make reference to the Other Member’s right to participate in the sale described in the Sale Notice (the “Tag-Along Sale”) and offer to sell all or a portion of the Other Member’s Membership Interest to the Proposed Transferee subject to the terms hereof (such rights, the “Tag-Along Rights”) and shall describe in reasonable detail:

(i)             the identity of the Proposed Transferee (including information reasonably identifying the Proposed Transferee’s direct and indirect owners);

(ii)            the percentage of the Selling Member’s Membership Interest that the Proposed Transferee has offered to purchase;

(iii)           the proposed date, time and location of the closing of the Tag-Along Sale;

(iv)           the proposed consideration for the Tag-Along Sale, expressed in terms of each one percent (1%) of the Other Member’s Membership Interest to be included in the Tag-Along Sale, including an itemization of all cash and non-cash consideration (if any) in sufficient detail to permit accurate valuation thereof and any other pricing terms and conditions and that assumes all Member Loans Secured Obligaions are paid in full prior to consummation of the Tag-Along Sale (the “Tag-Along Consideration”); and

(v)            a copy of any form of agreement proposed to be executed in connection with the Tag-Along Sale.

(h)           The following terms and conditions apply to the Other Member’s Tag-Along Right:

(i)             The Other Member asserting its Tag-Along Right, and participating in a Tag-Along Sale (such Other Member, a “Tag-Along Member”), shall have the right to sell the same percentage of its Membership Interest as the percentage of the Membership Interest that the Proposed Transferee proposes to purchase from the Selling Member (such percentage, the “Tag-Along Portion”) for the Tag-Along Consideration; provided that, if the CN Member is the Tag-Along Member, then the CN Member may elect for the Tag-Along Portion to be increased to 100% of the CN Member’s Membership Interest and for the Tag-Along Consideration to be increased proportionally;

(ii)            No later than thirty (30) days after receipt of the Sale Notice (the “Tag-Along Period”), the Tag-Along Member may exercise its Tag-Along Right by delivering, to the Selling Member and the Proposed Transferee, a signed, written notice (a “Tag-Along Notice”) stating its election to do so and specifying the percentage of the Membership Interest (the “Tag-Along Interest”) that the Tag-Along Member proposes to sell to the Proposed Transferee (not to exceed the Tag-Along Portion) pursuant to the Tag-Along Sale; and

(iii)          The offer by a Tag-Along Member (the “Tag-Along Offer”) to sell its Tag-Along Interest set forth in a Tag-Along Notice shall be irrevocable, and, to the extent that such Tag-Along Offer is accepted by the Proposed Transferee, such Tag-Along Member shall be bound by, and obligated to consummate the Tag-Along Sale on the terms and conditions set forth in, this Section 9.04. If the Proposed Transferee does not accept the Tag-Along Offer, then the Selling Member may not effect any sale that is not a Permitted Transfer (A) until after the expiration of the Subsequent Lockout Period and (B) without once again fully complying with the requirements of this Section 9.04.

(i)             If the Other Member has not submitted a Tag-Along Notice to the Selling Member and the Proposed Transferee by the expiration of the Tag-Along Period, then the Other Member shall be deemed to have waived all of its Tag-Along Rights in such Tag-Along Sale. The Selling Member shall thereafter be free to sell to the Proposed Transferee the Interest identified in the Sale Notice at the ROFO Price and subject to the ROFO Terms.

(j)             The obligations of the Tag-Along Member in respect of a Tag-Along Sale under this Section 9.04 are subject to the satisfaction of the following conditions:

(i)            The consideration to be received by a Tag-Along Member shall be its pro rata portion of the Tag-Along Consideration (based upon such Tag-Along Member’s percentage of the Membership Interest), and the other terms and conditions of such sale shall be the same as those upon which the Selling Member will sell its Interest, after deduction of the Tag-Along Member’s pro rata share of the related expenses in accordance with Section 9.04(l) below; and

(ii)           If a form or amount of consideration or other terms and conditions of such sale is offered to the Selling Member by the Proposed Transferee as an alternative to the Tag-Along Consideration (the “Alternative Consideration”), then such Alternative Consideration shall be offered to the Tag-Along Member.

(k)            Notwithstanding anything to the contrary in this Agreement that would otherwise require the consent or approval of the Members for a sale or transfer of a Membership Interest, the Members shall vote in favor of the Tag-Along Sale and otherwise consent and raise no objection to the Tag-Along Right in any Tag-Along Sale by any Tag-Along Member, and shall take all actions to waive any dissenters’, appraisal or similar rights that it may have under this Agreement or at law or in equity in connection with the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements to be entered into and the certificates and instruments that shall be delivered by the Tag-Along Member to the Proposed Transferee.

(l)             Except as otherwise agreed by the Members, the fees and expenses of the Members incurred in connection with a Tag-Along Sale shall be paid by the Member incurring such costs and expenses.

Section 9.05          Repayment of Member Loan on Transfer.

Notwithstanding anything to the contrary in this Agreement, if any Member is Transferring Membership Interests (other than in a Permitted Transfer) and has an outstanding Member Loan:

(a)            such Member shall apply the proceeds from such Transfer of Membership Interests to the extent necessary to repay in full any outstanding Member Loan Secured Obligations owed by such transferring Member to the applicable Contributing Member and, if such amounts are less than the Member Loan Secured Obligations, such transferring Member shall cause such remaining amounts to be repaid prior to or in contemporaneously with such Transfer of Membership Interests; and

(b)           following repayment in full of all Member Loan Secured Obligations owed by the transferring Member, each applicable Contributing Member shall comply with its obligations under Section 11.15 (Termination) of the applicable Promissory Note.

ARTICLE X

COVENANTS, REPRESENTATIONS AND AGREEMENTS OF THE MEMBERS

Section 10.01        Confidentiality.

(a)            Each Member agrees that this Agreement and the terms and conditions contained herein and all proprietary, confidential or other non-public information received from or otherwise related to the Company or its Subsidiaries, the other Member or its Affiliates, or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential or that due to markings or by its nature (collectively, the “Confidential Information”), shall be understood to be confidential and is confidential. Each Member agrees that it shall not, and shall cause its Affiliates and any Managers appointed by it or its Affiliates not to: (i) disclose or otherwise release Confidential Information to any other Person or (ii) use Confidential Information for anything other than as necessary and appropriate in carrying out the business of the Company, in each case, without the prior consent of (x) the Company in the case of Confidential Information received from or related to the Company or its Subsidiaries and/or (y) the applicable Member in the case of Confidential Information received from or related to such Member or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall restrict any Member or its Affiliates or any Managers appointed by it or its Affiliates from disclosing Confidential Information (A) that is already in the public domain by reason of prior disclosure through no act or omission of such Person in violation of this Agreement; (B) that was or becomes known to such Person other than as a result of disclosure by or on behalf of the Company or any of its Subsidiaries or a party subject to contractual, fiduciary or other disclosure obligations with respect to such Confidential Information or is independently developed by such Person without reference to such Confidential Information; (C) to the extent required by applicable Law or rule or regulation of any Governmental Authority or stock exchange rules; (D) in response to any summons or subpoena or discovery or similar request by or before any court, arbitrator or Governmental Authority or pursuant to a request by a regulatory authority or any applicable Law having jurisdiction over the business of such Person; provided, that with respect to any disclosure pursuant to clause (C) or clause (D), the applicable Member shall notify the Company and the other Members in writing of such disclosure as far in advance as is reasonably practicable of such disclosure so as to permit the Company and/or the other Members, as applicable, to seek a protective order, contest and limit such disclosure or otherwise protect the confidentiality of Confidential Information required to be disclosed, and such Member or other Person shall use reasonable efforts to cooperate, at the expense of the Company, with the Company and any Members in pursuing such protective order; (E) to such Member’s (or its Affiliates’) directors, officers, managers, members, investors, employees, partners, auditors, insurance broker or underwriters, counsel, financing sources or potential financing sources or other representatives who need to know such Confidential Information, so long as such Persons are informed of the confidential nature of such Confidential Information and the terms of this Section 10.01 or are subject to an equivalent confidentiality obligation to such Member (and provided such Member shall be responsible for any unauthorized disclosure by such Person) or (F) to a proposed direct or indirect Transferee (and such Transferee’s representatives and potential financing sources) of such Member, who needs to know such Confidential Information, so long as such Transferee is subject to an equivalent confidentiality obligation to such Member. The obligations of the parties hereunder do not preclude any Member from disclosing information to its beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with financial reporting.

(b)           The obligations of each Member under this Section 10.01 shall survive until three (3) years after the earlier of (i) such Member ceases to be a Member and (ii) the termination, dissolution, liquidation and winding up of the Company.

Section 10.02       Permitted Transfer Notice. In the event of a Permitted Transfer with respect to a Member, such Member shall promptly, but not later than thirty (30) days following such Permitted Transfer, notify the other Member in writing thereof, setting forth the date of the Permitted Transfer and the identity of the Permitted Transfer parties.

Section 10.03       Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date in the case of a Member executing this Agreement as of the Effective Date or as of the date it becomes a Member in the case of a Person acquiring such Member’s Membership Interest:

(a)            that Member is a natural person or is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; that Member is a natural person or, if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(b)           that Member has duly executed and delivered this Agreement and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c)            that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) if that Member is an entity, the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any applicable Laws, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

ARTICLE XI

ACCOUNTING; TAX MATTERS

Section 11.01       Financial Statements. The Company shall furnish to each Member the following reports:

(a)           As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b)           As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year, unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c)           As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year, a five (5)-year operating forecast of the Company and the Company’s Subsidiaries on a consolidated basis as well as on a Project by Project basis for such fiscal quarter, including the estimated leasing activity and expenses for future Projects.

(d)           As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year, a narrative report of the assets and operations of the Company on a consolidated and Project by Project basis, which will address leasing, capital expenditures, financial performance and quarterly capital partner statement.

(e)           As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter, unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02       Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company and its Subsidiaries’ properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company and its Subsidiaries, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments and copies of any management letters and communications with Members (solely in its capacity as a Member), and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company and its Subsidiaries, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and its Subsidiaries with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company and its Subsidiaries in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company or its Subsidiaries provide or makes available any report or written analysis to or for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03       Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04       Tax Matters Representative.

(a)           The Members hereby appoint CN Member as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative may be removed by the Board for failure to perform its duties in this Section 11.04. In the event of the removal of the Tax Matters Representative, the Board shall select a replacement.

(b)           The Tax Matters Representative is authorized to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. The Tax Matters Representative shall not take any material actions in a tax audit or proceeding, including extending the statute of limitations, filing a request for administrative adjustment, filing suit relating to any Company tax refund or deficiency, entering into any settlement agreement relating to items of income, gain, loss or deduction of the Company, or making any elections or other determinations, without the approval of the Board.

(c)           To the extent permitted by applicable Law, the Tax Matters Representative will cause the Company to elect annually out of the partnership audit procedures pursuant to Code Section 6221(b). For any year in which applicable Law does not permit the Company to elect out of procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall, unless (i) the Company remains owned in a 50-50 ratio by the original Members and such adjustment (and, if applicable, each element thereof) would have been allocated 50-50 between the original Members if the alternative procedure under Code Section 6226 were elected, or (ii) or the Members unanimously agree otherwise, cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)           Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed on the Company pursuant to Code Section 6225) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member in the manner provided in Section 6.02(d).

(e)            The Company will make an election under Code Section 754, if requested in writing by a Member.

(f)            The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of the Tax Matters Representative’s responsibilities, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

(g)           The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to this Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

Section 11.05       Tax Returns and Reporting. At the expense of the Company, the Tax Matters Representative shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Tax Matters Representative will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year. The Tax Matters Representative shall cause the Company to comply with all reporting obligations that are or may hereafter be imposed on the Company under any applicable Law (including the Code and Treasury Regulations), including with respect to the Company’s mining and receipt of cryptocurrency.

Section 11.06        Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII

DISSOLUTION AND LIQUIDATION; PURCHASE OPTION

Section 12.01        Events of Dissolution. Subject to Section 12.07, the Principal Company shall be dissolved, and its affairs wound up, only upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)            The unanimous determination of the Members to dissolve the Principal Company;

(b)           At the election of the Contributing Member, any breach of the First Priority Covenant made by a Non-Contributing Member pursuant to Section 3.02(b)(i);

(c)            At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member and, solely to the extent the Defaulting Member’s breach is subject to cure, has continued to be a Defaulting Member for six (6) months or longer (and without limitation of any other rights or remedies that may be available to such electing Member);

(d)           The sale, exchange, involuntary conversion or other disposition or transfer of all or substantially all the assets of the Principal Company;

(e)            At the election of a Member if the Board has not approved the assumption of any Assigned Customer Agreements as of the date that is three (3) months following the Effective Date; or

(f)            The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 12.02       Effectiveness of Dissolution. Subject to Section 12.07, dissolution of the Company shall be effective on the day on which the Event of Dissolution occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03       Liquidation. If the Company is dissolved pursuant to Section 12.01 and subject to Section 12.07, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)            The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, if the Company is being dissolved pursuant to Section 12.01(c) based on the default of or by a Member, the other Member shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b)           As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)               The Members intend that, upon liquidation of the Company, the liquidator will sell, and will cause the Company to sell (subject to any restrictions to which the Project is subject) all of the Company’s assets and pay the proceeds first to creditors of the Company, including Members who are creditors, to the extent so permitted by Law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), and, second, following the satisfaction of all liabilities of the Company, to the Members in accordance with Section 12.03(e).

(d)               All assets of the Company not sold pursuant to Section 12.03(c) will be treated as if sold, and any gain or loss (actually or treated as realized) will be allocated to the Members in accordance with ARTICLE V. Notwithstanding anything in this Agreement to the contrary, if, after the application of the provisions of ARTICLE V and the immediately preceding sentence, the Capital Account of any Member, as of immediately prior to the liquidation of the Company, would not equal the respective net amount, positive or negative, that (x) would be distributed to such Member from the Company if (i) the Company liquidated the assets of the Company not sold pursuant to Section 12.03(c) for cash at their Fair Market Values, (ii) all Company liabilities were satisfied in accordance with their terms (limited with respect to each Nonrecourse Liability to the Fair Market Values of the assets securing such liability) and (iii) the Company distributed all of the remaining proceeds of the actual and hypothetical asset sales in liquidation to the Members in accordance with Section 6.01, minus (y) the amount, if any, that such Member would be obligated to contribute to the Company immediately after such liquidation (the “Target Capital Account”), then, after giving effect to Section 5.02, Net Income and Net Loss of the Company (and, to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and deduction includible in the computation of Net Income and Net Loss) shall instead be allocated, solely for the tax period in which the liquidation of the Company occurs, among the Members in such manner as shall cause, to the greatest extent possible, the Capital Account of each Member to equal such Member’s respective Target Capital Account.

(e)               The Company will then distribute all of its assets in liquidation to each Member in accordance with its Capital Account balance, as adjusted under Section 12.03(d). All liquidating distributions will be made by the end of the tax year during which the liquidation occurs (or, if later, within ninety (90) calendar days after the date of such liquidation).

(f)                Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(e), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

Section 12.07           CN Member Dissolution Option.

(a)                Notwithstanding anything to the contrary in this Agreement, following any Event of Dissolution of the Principal Company, CN Member shall have an exclusive and irrevocable option to purchase all, or any portion of, the Project Assets and shall purchase any and all Assigned Customer Agreements associated with any Project Assets it elects to purchase, exercisable at any time during the sixty (60)-day period commencing upon the occurrence of the applicable Event of Dissolution (such period, the “Dissolution Option Election Period”), and otherwise upon the terms and conditions set forth herein (the “Dissolution Option”). If CN Member exercises the Dissolution Option, CN Member shall notify the Company of the Project Assets and associated Assigned Customer Agreements being purchased and pay to the Company or its applicable Subsidiary an amount equal to the Purchase Option Price. Notwithstanding the foregoing, if the Event of Dissolution was (i) the result of CN Member being a Defaulting Member (other than as a result of a default with respect to a Member Loan), DCRBN Member may elect, in its sole discretion, to assume, free of charge, any or all Assigned Customer Agreements, in which event, upon request by DCRBN Member, the Company shall assign and transfer the Assigned Customer Agreements to DCRBN Member and CN Member shall not have the right to purchase such Assigned Customer Agreements or (ii) the result of DCRBN Member being a Defaulting Member, the Purchase Option Price for purposes of this Section 12.07 shall not include any amount for the GAAP Book Value or Fair Market Value of the associated Assigned Customer Agreements and, upon request by CN Member, the Company shall assign and transfer the associated Assigned Customer Agreements to CN Member free of charge.

(b)               The Dissolution Option may be exercised by CN Member or by an Affiliate of CN Member, in each case by giving written notice (the “Dissolution Option Exercise Notice”) of such exercise to the Principal Company and DCRBN Member no later than the end of the Dissolution Option Election Period.

(c)               The closing for purchase and sale shall occur, subject to the receipt of any necessary approvals from any Governmental Authority, on the later of (i) the thirtieth (30th) day following delivery of the Dissolution Option Exercise Notice, (ii) the twentieth (20th) Business Day following the determination of the Book Value and Fair Market Value of the assets being purchased and (iii) the fifth (5th) Business Day after the receipt of such necessary approvals from any Governmental Authority (the “Dissolution Option Outside Closing Date”). At the closing, the Principal Company shall cause the Company or its applicable Subsidiary to convey all of its right, title and interest in the assets being purchased to CN Member (or its designee) on an “as is, where is” basis without representations or warranties, expressed or implied, other than that no encumbrance against the assets then exists that has been created by, through or under DCRBN Member or any Affiliate thereof. At the closing, CN Member (or its designee) shall pay the Purchase Option Price to the Company or applicable Subsidiary by wire transfer of immediately available funds. CN Member (or its designee) shall have a period of thirty (30) days following the Dissolution Option Outside Closing Date to remove the purchased Project Assets.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	7575 Corporate Way
Eden Prairie, MN 55344
E-mail: [REDACTED]
Attention: General Counsel

with a copy to:	Norton Rose Fulbright US LLP
799 9th Street NW, Suite 1000
Washington, DC 20001-4501,
E-mail: [REDACTED]
Attention: Noah Pollak

If to DCRBN Member:	700 Universe Boulevard
Juno Beach, Florida 33408
E-mail: [REDACTED]
Attention: Gregory Irwin

with a copy to:	NextEra Energy Resources, LLC
Attention: Vice President & General Counsel
E-mail: [REDACTED]

If to CN Member:	7575 Corporate Way
Eden Prairie MN 55344
E-mail: [REDACTED]
Attention: General Counsel

with a copy to:	Norton Rose Fulbright US LLP
799 9th Street NW, Suite 1000
Washington, DC 20001-4501,
E-mail: [REDACTED]
Attention: Noah Pollak

Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Laws in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Certificate of Formation and all Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 13.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII (which shall be for the benefit of and enforceable by Covered Persons as described therein) and Section 7.12 (which shall be for the benefit of DCRBN Member), this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.08 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule 1 hereto that are necessary to reflect any Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 13.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.11 hereof.

Section 13.10 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 13.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12 Submission to Jurisdiction. Any and all disputes arising out of, in relation to, or in connection with this Agreement, and any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 13.13 Change in Laws. In the event of a change in Laws (including, but not limited to, the introduction of new Laws and the repeal, modification, extension or re-enactment of existing Laws), which occurs after the Effective Date, and which either Member reasonably believes in good faith will have a material adverse effect on the Company’s Business or that Member’s rights and obligations under this Agreement, including such Member’s economic returns from its Membership Interest, then upon written request from such Member, the Members shall enter into good faith negotiations to amend the Agreement in a manner that will preserve, to the fullest extent allowed by the Law, the original economic benefits contemplated by the Members.

Section 13.14 Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). IN NO EVENT SHALL ANY MEMBER BE LIABLE TO THE OTHER MEMBER(S) OR TO THE COMPANY OR ANY SUBSIDIARY FOR EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SIMILAR TYPE OF DAMAGES THAT IN ANY WAY MAY ARISE OUT OF OR RELATE TO A MEMBER’S PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT.

Section 13.15 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.16 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DCRBN VENTURES DEVELOPMENT & ACQUISITION, LLC

By:	/s/ Daniel Lotano
Name:	Daniel Lotano
Title:	Vice President

[Signature Page to Limited Liability Company Agreement of TZRC, LLC]

COMPUTE NORTH MEMBER LLC

By:	/s/ Dave Perrill
Name:	Dave Perrill
Title:	CEO

[Signature Page to Limited Liability Company Agreement of TZRC, LLC]

SCHEDULE 1

MEMBERS SCHEDULE

Member Name and Address	Representative	Percentage Interest
DCRBN Ventures Development & Acquisition, LLC	Gregory Irwin Jaime Cash	50%
COMPUTE NORTH MEMBER LLC	Drake Harvey Tad Piper	50%
Total:		100%

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TZRC LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TZRC LLC (this “Amendment”) is entered into as of July 26, 2022 (the “Amendment Date”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, reference is hereby made to that certain Limited Liability Company Agreement of TZRC LLC, a Delaware limited liability company (the “Company”), effective as of November 24, 2021 (the “Original Agreement”); and

WHEREAS, the undersigned desire to amend the Original Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Reserved Matters. Sections 7.08(a)(iv), (x) and (xvi) are hereby amended and restated in their entirety as set forth below:

(iv) enter into, make or approve any Financing, make a material prepayment of, or make a material modification to the terms of, any indebtedness other than as contemplated in the Budget, unless in the reasonable judgment of the Operator such prepayment or modification is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to a Project, provided that no Manager may unreasonably withhold, condition or delay approval thereof;

(x)       enter into or amend any agreement with any customer, including any Assigned Customer Agreement, provided that no Manager may unreasonably withhold, condition or delay approval thereof;

(xvi) issue or approve a guaranty or other type of credit support instrument with respect to a Financing or any other indebtedness or obligation of any Person (including Subsidiaries of the Company), other than as expressly and specifically contemplated in the Budget, provided that no Manager may unreasonably withhold, condition or delay approval thereof;

2.             Full Force and Effect; Inconsistency. Except as herein modified, all of the terms, covenants and conditions of the Original Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. To the extent of any inconsistency between the terms and provisions of this Amendment and the Original Agreement, the terms and provisions of this Amendment shall govern and control.

3.            Miscellaneous. The provisions of Article XIII of the Original Agreement shall apply to this Amendment, mutatis mutandis, as is set forth herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TZ CAPITAL HOLDINGS, LLC

By:	/s/ Daniel Lotano
Name: Daniel Lotano
Title: Vice President

COMPUTE NORTH MEMBER LLC

By:	/s/ Dave Perrill
Name: Dave Perrill
Title: CEO

JOINDER

TO

LIMITED LIABILITY COMPANY AGREEMENT

The undersigned is executing and delivering this Joinder pursuant to that certain Limited Liability Company Agreement, effective as of November 24, 2021 (as the same has been or may hereafter be amended, modified or supplemented, the “LLC Agreement”), of TZRC LLC (the “Company”). Capitalized terms undefined herein shall have the meaning ascribed thereto in the LLC Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby (a) confirms that its address for notices under the LLC Agreement shall be as set forth below the undersigned’s signature to this Joinder, subject to further notice given under Section 13.03 of the LLC Agreement regarding the same, (b) ratifies the LLC Agreement and agrees to be bound by the LLC Agreement, (c) confirms that the representations and warranties in Section 10.03 of the LLC Agreement are true and correct with respect to the undersigned, and (d) references the representations and warranties of the Transferor and the undersigned in the definitive agreement regarding the transfer of the Membership Interest held by the Transferor to the undersigned and further represents and warrants to the Company that the Transfer described therein does not violate any agreement to which the Company is a party.

Accordingly, the undersigned has executed and delivered this Joinder as of December 6, 2022.

US DATA KING MOUNTAIN LLC

By:	/s/ Asher Genoot
Name:	Asher Genoot
Title:	Authorized Person

Address for notices:	1221 Brickell Avenue, Suite 900
Miami, FL 33131
Attention: Asher Genoot; Joel Block
Email: [REDACTED]

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

Seven Times Square

New York, NY 10036

Attn: Matt Uretsky

Email: [REDACTED]

Execution Version

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TZRC LLC

THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF TZRC LLC (this “Amendment”) is entered into between TZ Capital Holding, LLC and US Data King Mountain LLC as of December 6, 2022 (the “Amendment Date”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, reference is hereby made to that certain Limited Liability Company Agreement of TZRC LLC, a Delaware limited liability company (the “Company”), effective as of November 24, 2021, as amended (the “Original Agreement”); and

WHEREAS, the undersigned desire to amend the Original Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. The defined terms “Lockout Period”, “Parent”, and “Restricted Period” in Section 1.01 are hereby amended and restated in their entirety as set forth below:

“Lockout Period” means (i) with respect to CN Member, the later of (A) a period of twelve (12) months following the filing of the Certificate of Formation with the Secretary of State and (B) the date when the Member Loan and all accrued interest has been repaid in full, and (ii) with respect to DCRBN Member, a period of twelve (12) months following the filing of the Certificate of Formation with the Secretary of State.

“Parent” means, with respect to DCRBN Member, ESI Energy, LLC, and with respect to CN Member, US Data Mining Energy Group Inc.

“Restricted Period” means with respect to a Member, the period during which such Member is a Member of the Company and an additional period of twelve (12) months, running consecutively, beginning on the day when such Member ceases to be a Member of the Company.

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2.             Financial Disclosures. Section 3.02(b)(i)(G) is hereby amended and restated in its entirety as set forth below:

(G)       In order to induce the Contributing Member to make Member Loans to the Non-Contributing Member as set forth herein, the Non-Contributing Member hereby pledges, assigns and grants a first priority security interest in the Collateral to the Contributing Member to secure the prompt and complete payment and performance of all Member Loan Secured Obligations (the “First Priority Covenant”). The Non-Contributing Member hereby irrevocably appoints the Contributing Member, and any of its respective officers, managers or agents, as its attorney-in-fact coupled with an interest with full power to prepare and execute any documents, instruments and agreements, including any Uniform Commercial Code Financing Statements, continuation statements, and other security instruments as may be appropriate to perfect and continue its security interest in favor of the Contributing Member and to enforce all rights, interests and remedies of the Contributing Member hereunder. Any transferee or assignee of a Non-Contributing Member’s Membership Interest will take that Membership Interest subject to such security interest in favor of the Contributing Member. The parties hereto further agree that the First Priority Covenant made by the Non-Contributing Member is a material covenant under this Agreement and that a breach of such covenant by the Non-Contributing Member shall constitute an Event of Dissolution at the election of the Contributing Member. During the Financial Disclosure Period, the Non-Contributing Member shall deliver to the Contributing Member (i) within one hundred eighty (180) days following the end of each fiscal year, a copy of its Parent’s audited consolidated financial statements for such fiscal year together with the accompanying notes and the independent auditor’s report, excluding financial statements for the fiscal years 2022 and 2021, (ii) within one hundred eighty (180) days following the Amendment Date, a copy of its Parent’s audited consolidated financial statements for fiscal year 2022 together with the accompanying notes and the independent auditor’s report, and (iii) within seventy five (75) days after the end of each of its fiscal quarter of each fiscal year, a copy of its Parent’s unaudited consolidated financial statements for such fiscal quarter together with an affidavit from an executive officer of Parent attesting to the accuracy in all material respects of the information provided in the unaudited financial statements. In all such cases the statements shall be for the most recent quarterly accounting period and prepared in accordance with GAAP. As used herein, “Financial Disclosure Period” means a period following the disbursement of any portion of the Member Loan and ending on the date when the Member Loan and all accrued interest has been repaid in full.

3.             Member Loan Event of Default. Section 3.02(b)(i)(K)(9) is hereby amended and restated in its entirety as set forth below:

(9)       The Non-Contributing Member fails to perform or observe Section 9.03, Section 9.05 or Section 3.02(b)(i)(G); or

4.             Member Loan Event of Default Remedies. The last paragraph of Section 3.02(b)(i)(L) (beginning “provided, however, that upon the occurrence . . .” and ending with “. . . elsewhere in this Agreement, or otherwise.”) is hereby amended and restated in its entirety as set forth below:

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Non-Contributing Member under the Bankruptcy Code of the United States or any other debtor relief Law, the unpaid principal amount of all outstanding Member Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable; and provided, further, that notwithstanding anything to the contrary herein or in any other document evidencing Member Loans, for purposes of the foregoing remedies, Contributing Member may exercise any and all such remedies only to the extent that exercise results in proceeds to Contributing Member up to the amount of the unpaid principal amount of all outstanding Member Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other document evidencing Member Loans. The foregoing rights and powers of the Contributing Member will be in addition to, and not a limitation upon, any rights, powers and remedies of the Contributing Member given by Law (including as a secured creditor under the Uniform Commercial Code), elsewhere in this Agreement, or otherwise.

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5.           Reserved Matters. Section 7.08(a)(ii) is hereby amended and restated in its entirety as set forth below:

(ii)       (A) enter into any agreement (including any engineering, procurement, and/or construction contract) or (B) commit to incur expenses to, develop, construct, install, rent, finance, transfer, sell, acquire or operate any Project, in each case other than in accordance with the Budget (including the 10% Budget buffer as described in Section 7.08(iii)), unless in the reasonable judgment of the Operator such expenditure is necessary because of an Emergency (as defined in the applicable Property Management Agreement) with regard to such Project;

6.           Reserved Matters. Section 7.08(a)(x) is hereby amended and restated in its entirety as set forth below:

(x)       except as provided in Section 7.18, enter into, amend, revoke, cancel or terminate any agreement with any customer, including any Assigned Customer Agreement, provided that no Manager may unreasonably withhold, condition or delay approval thereof;

7.           Other Activities; Business Opportunities. The content of Section 7.12(b) is hereby deleted in its entirety and replaced with the following: “Reserved”.

8.           Other Activities; Business Opportunities. Section 7.12(c) is hereby amended and restated in its entirety as set forth below:

(c)       If at any time during the Restricted Period, CN Member or its Affiliate desires to enter into a Qualifying Renewable PPA with a third party, CN Member shall, prior to entering into such Qualifying Renewable PPA with a third party, offer to DCRBN Member (and its Affiliates) the right to make an offer to enter into such Qualifying Renewable PPA by sending DCRBN Member a written notice thereof together with reasonably sufficient details to allow DCRBN Member to evaluate the Qualifying Renewable PPA (the “Qualifying Renewable PPA Notice”). Following delivery of such notice, CN Member shall use commercially reasonable efforts to respond to questions with respect to such Qualifying Renewable PPA submitted by DCRBN Member. DCRBN Member will, within fourteen (14) days of receipt of the Qualifying Renewable PPA Notice, have the right to submit a bid for the Qualifying Renewable PPA (the “Qualifying Renewable PPA Bid”). CN Member will consider any Qualifying Renewable PPA Bid in good faith. CN Member shall have a period of fifteen (15) days after receipt of the Qualifying Renewable PPA Bid to deliver written notice to DCRBN Member specifying the acceptance or rejection (such determination to be made in CN Member’s sole discretion) of the Qualifying Renewable PPA Bid. If CN Member fails to provide DCRBN Member with a notice of acceptance prior to the expiration of the 15-day period, it shall be deemed that CN Member has declined the Qualifying Renewable PPA Bid. CN Member or its Affiliate may only enter into a Qualifying Renewable PPA with a third party if (i) DCRBN Member does not timely submit a Qualifying Renewable PPA Bid, (ii) DCRBN Member informs CN Member in writing that it does not intend to enter into the Qualifying Renewable PPA with CN Member or its Affiliate, or (iii) CN Member has considered a Qualifying Renewable PPA Bid with respect to such Qualifying Renewable PPA in good faith and does not timely accept or otherwise rejects such Qualifying Renewable PPA Bid.

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9.             Other Activities; Business Opportunities. Section 7.12(d) is hereby amended and restated in its entirety as set forth below:

(d)       During the Restricted Period, neither Member nor its respective Affiliates shall solicit (or assist another in soliciting) any customer of the Projects or the Company for the purpose of inducing, or attempting to induce, such customer to (i) cease or reduce its business with the Projects or the Company, (ii) not do business with the Projects or the Company or (iii) terminate its Assigned Customer Agreement prior to its stated term.

10.           Property Management Agreement. Section 7.15 is hereby amended and restated in its entirety as set forth below:

Section 7.15 Property Management Agreement. Notwithstanding anything herein to the contrary, in the event (x) CN Member (or an Affiliate of CN Member) is Operator and (y) Operator has breached a Property Management Agreement and such breach has resulted in DCRBN Member or the Company (or its Subsidiary) having the right to terminate such Property Management Agreement for breach thereof, for so long as such breach continues DCRBN Member shall be entitled, in its sole discretion, in the name and on behalf of the Company (or its applicable Subsidiary) any and all of the following: (i) terminate the Property Management Agreement (pursuant to the termination provisions included therein), (ii) select a replacement operator, which replacement operator may not be an Affiliate of DCRBN Member, and enter into a new property management agreement with such replacement operator on behalf of the Company and (iii) assert a claim for and enforce, at the Company’s reasonable expense, claims for breach and enforcement of such obligation or duty, and claims for breach of such representation or warranty, and pursue on behalf of the Company (or its applicable Subsidiary) all remedies available to it at law or in equity in respect of such breach.

11.           CN Member Purchase Option. Section 7.17 is hereby amended and restated in its entirety as set forth below:

Section 7.17 CN Member Purchase Option.

(a)       Notwithstanding anything to the contrary in this Agreement, following any Purchase Option Trigger Event, if the Board decides to sell any or all of the applicable Project Assets or any Assigned Customer Agreements, CN Member shall have an exclusive and irrevocable option to purchase all, or any portion of such Project Assets and shall purchase any and all Assigned Customer Agreements associated with any Project Assets it elects to purchase, exercisable at any time during the sixty (60)-day period commencing upon the Board’s decision to sell such Project Assets and Assigned Customer Agreements (such period, the “Purchase Option Election Period”), and otherwise upon the terms and conditions set forth herein (the “Purchase Option”). If CN Member exercises the Purchase Option, CN Member shall notify the Company of the Project Assets and Assigned Customer Agreements being purchased and pay to the Company or its applicable Subsidiary an amount equal to the greater of (i) one hundred two and five tenths percent (102.5%) of the book value determined in accordance with GAAP (“GAAP Book Value”) of the portion of the Project Assets and Assigned Customer Agreements being purchased and (ii) the Fair Market Value of the portion of the Project Assets and Assigned Customer Agreements being purchased (such amount, the “Purchase Option Price”). Notwithstanding the foregoing, if the Purchase Option Trigger Event was the result of CN Member’s or its Affiliate’s breach of its obligations as “Operator” under the applicable Property Management Agreement and such breach resulted in the Company (or its applicable Subsidiary) or DCRBN Member having the right to terminate such Property Management Agreement, CN Member may not exercise the Dissolution Option with respect to any of the applicable Assigned Customer Agreements without DCRBN Member’s written consent.

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(b)               The Purchase Option may be exercised by CN Member or by an Affiliate of CN Member, in each case by giving written notice (the “Purchase Option Exercise Notice”) of such exercise to the Principal Company and DCRBN Member no later than the end of the Purchase Option Election Period.

(c)               The closing for purchase and sale shall occur, subject to the receipt of any necessary approvals from any Governmental Authority, on the later of (i) the thirtieth (30th) day following delivery of the Purchase Option Exercise Notice, (ii) the twentieth (20th) Business Day following the determination of the Book Value and Fair Market Value of the assets being purchased and (iii) the fifth (5th) Business Day after the receipt of such necessary approvals from any Governmental Authority (the “Purchase Option Outside Closing Date”). At the closing, the Principal Company shall cause the Company or its applicable Subsidiary to convey all of its right, title and interest in the assets being purchased to CN Member (or its designee) on an “as is, where is” basis without representations or warranties, expressed or implied, other than that no encumbrance against the assets then exists that has been created by, through or under DCRBN Member or any Affiliate thereof. At the closing, CN Member (or its designee) shall pay the Purchase Option Price to the Company or its applicable Subsidiary, by wire transfer of immediately available funds. CN Member (or its designee) shall have a period of thirty (30) days following the Purchase Option Outside Closing Date to remove the purchased Project Assets.

(d)               Notwithstanding anything to the contrary in this Agreement, CN Member shall no longer be entitled to elect a Purchase Option after the date DCRBN Member Transfers its Membership Interest.

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12.         Customer Agreements. Article VII is hereby amended by adding the following as Section 7.18 at the end thereof:

Section 7.18 Customer Agreements. Notwithstanding anything herein to the contrary, in the event CN Member (or an Affiliate of CN Member) is or wishes to become a customer under any customer agreement, including an Assigned Customer Agreement, with Company (or its applicable Subsidiary), DCRBN Member shall be entitled in its sole discretion, in the name and on behalf of the Company (or its applicable Subsidiary) to pursue any and all of the following actions: (i) enter into or amend any agreement with such customer or withhold approval thereof; (ii) terminate, cancel or revoke such customer agreement (pursuant to the applicable provisions included therein), and (iii) assert a claim for and enforce, at the Company’s reasonable expense, claims for breach and enforcement of an obligation or duty of such customer under the customer agreement, or claims for breach of a representation or warranty made by such customer under the customer agreement, and pursue on behalf of the Company (or its applicable Subsidiary) all remedies available to it thereunder, at law or in equity in respect of such breach.

13.           Right of First Offer; Tag-Along Rights. Section 9.04(f) is hereby amended and restated in its entirety as set forth below:

(f)       At the end of the Unrestricted Sale Period (including any extensions thereof), if the Selling Member has not completed such sale to a third-party transferee (“Proposed Transferee”), the Selling Member may not then effect any sale that is not a Permitted Transfer until after the expiration of the Subsequent Lockout Period and without once again fully complying with the requirements of this Section 9.04. As used herein, “Subsequent Lockout Period” means a period of ninety (90) days following the expiration of the Unrestricted Sale Period.

14.         Full Force and Effect; Inconsistency. Except as herein modified, all of the terms, covenants and conditions of the Original Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. To the extent of any inconsistency between the terms and provisions of this Amendment and the Original Agreement, the terms and provisions of this Amendment shall govern and control.

15.         Miscellaneous. The provisions of Article XIII of the Original Agreement shall apply to this Amendment, mutatis mutandis, as is set forth herein.

[Remainder of Page Intentionally Left Blank; Signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TZ CAPITAL HOLDINGS, LLC

By:	/s/ Daniel Lotano
Name:	Daniel Lotano
Title:	Vice President

US DATA KING MOUNTAIN LLC

By:	/s/ Asher Genoot
Name:	Asher Genoot
Title:	Authorized Person

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